UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No)

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Bar Harbor Bankshares

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BAR HARBOR BANKSHARES

82 Main Street

Bar Harbor, ME 04609

April 7, 2017

Dear Shareholder:

The 2017Annual Meeting of the Shareholders of Bar Harbor Bankshares will be held at 11:00 a.m. EDT on Tuesday, May 16, 2017, at the Bar Harbor Club located at 111 West Street in Bar Harbor, Maine. Our directors and officers join me in inviting you to attend this meeting and the reception following. The Notice of Annual Meeting, Proxy Statement and Proxy Card are enclosed, along with the Company’s 2016 Summary Annual Report and Annual Report on Form 10-K.

The accompanying Notice of Annual Meeting of Shareholders describes matters to be acted upon at the Annual Meeting. Please give these materials your prompt attention. In addition to the formal items of business, management will report on the operations and activities of Bar Harbor Bankshares and Bar Harbor Bank & Trust, and you will have an opportunity to ask questions.

The Board of Directors has determined that an affirmative vote on the matters to be considered at the Annual Meeting is in the best interests of Bar Harbor Bankshares and its shareholders and unanimously recommends a vote “FOR” Proposals 1, 2 and 4, and “EVERY YEAR” in Proposal 3. We ask that you complete, sign, date and mail promptly the enclosed proxy card in the return envelope, or use telephone or internet voting, to ensure that your shares are represented and voted at the meeting. Shareholders who attend the Annual Meeting may withdraw their proxy and vote in person if they wish to do so. Your vote is extremely important, so please act at your earliest convenience.

We look forward to seeing you on May 16, 2017.

Very truly yours,

/s/ Curtis C. Simard

Curtis C. Simard

President and

Chief Executive Officer

Enclosures

BAR HARBOR BANKSHARES

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 16, 2017

    Notice is hereby given that the Annual Meeting of the Shareholders of Bar Harbor Bankshares (“the Annual Meeting”) will be held at the Bar Harbor Club at 111 West Street in Bar Harbor, Maine, on Tuesday, May 16, 2017, at 11:00 a.m. EDT to consider and act upon the following proposals:

1.	Election of thirteen (13) persons to serve as directors for a term of one year;

2.	Approval of a non-binding, advisory resolution on the compensation of the Named Executive Officers (“Say on Pay”);

3.	Vote upon a non-binding, advisory resolution on the desired frequency of the Say on Pay advisory vote;

4.	Ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2017; and

5.	Consideration of any other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 22, 2017 as the record date for determining the shareholders of the Company entitled to receive notice of, and to vote at, the Annual Meeting (“the Record Date”). Only shareholders of record of the Company’s common stock at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.

Your vote is important. You are urged to sign and return the enclosed proxy in the postage prepaid envelope as promptly as possible whether or not you plan to attend the meeting in person. You may also deliver your vote by telephone or Internet by following the instructions on your proxy card or voting instructions form. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person. You may revoke your proxy at any time before the final vote at the Annual Meeting. If you are the stockholder of record, you may revoke your proxy in any one of the following four ways:

•	filing a written revocation of the proxy with our Corporate Clerk

•	entering a new vote over the internet or by telephone

•	attending the Annual Meeting and voting in person; or

•	submitting another signed proxy bearing a later date.

If your shares are not registered in your own name, you will need appropriate documentation from the stockholder of record in order for you to vote at the Annual Meeting. Examples of such documentation include a broker’s statement, letter or other document that will confirm your beneficial ownership of the shares. If your shares are held by your broker, bank or another party as a nominee or agent, you should follow the instructions provided by such party.

A list of shareholders entitled to vote at the Annual Meeting will be available for inspection by any shareholder of Bar Harbor Bankshares at any time prior to or during the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Marsha C. Sawyer

Marsha C. Sawyer, Clerk

April 7, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 16, 2017

        The proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and our 2016 Summary Annual Report are available free of charge on the Shareholder Relations section of our website www.bhbt.com.

Page
INFORMATION ABOUT THE ANNUAL MEETING	1

PROPOSAL 1 — ELECTION OF DIRECTORS	4

Vote Required	4

Our Recommendation	4

PROPOSAL 2 — NON-BINDING, ADVISORY RESOLUTION ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	5

Vote Required	5

Our Recommendation	5

PROPOSAL 3 — NON-BINDING, ADVISORY VOTE REGARDING THE FREQUENCY OF VOTING ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	6

Our Recommendation	6

PROPOSAL 4 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION ON INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	7

Vote Required	7

Our Recommendation	8

DIRECTORS AND EXECUTIVE OFFICERS	9

Directors and Nominees	9

Executive Officers	10

Business Experience	10

Director Nominees	10

Executive Officers	13

CORPORATE GOVERNANCE	15

Board of Directors	15

Board Independence	15

Board Leadership Structure and Risk Oversight	15

Committees	17

Compensation Committee Interlocks and Insider Participation	19

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	19

Report of Compensation and Human Resources Committee	19

Compensation Discussion and Analysis	19

Executive Compensation Tables	32

BAR HARBOR BANKSHARES

82 Main Street

Bar Harbor, ME

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD TUESDAY, MAY 16, 2017

PROXY STATEMENT

Information about the Annual Meeting

General

This proxy statement is furnished to the shareholders of Bar Harbor Bankshares (“the Company”) in connection with the solicitation of proxies on behalf of the Board of Directors (or the “Board”) for use at the Annual Meeting. The Annual Meeting will be held on Tuesday, May 16, 2017, at 11:00 a.m. EDT at the Bar Harbor Club located at 111 West Street in Bar Harbor, Maine. The official Notice of the Annual Meeting of Shareholders accompanies this Statement. A Form of Proxy for use at the meeting or to vote in advance and a return envelope for the proxy are enclosed.

The Notice of Annual Meeting, proxy statement, and proxy card were first mailed to the Company’s shareholders on or about April 7, 2017 to solicit proxies for the Annual Meeting.

In absence of specific instructions to the contrary, shares represented by properly executed proxies received by the Company, including unmarked proxies, will be voted “FOR” Proposals 1, 2 and 4 and “EVERY YEAR” in Proposal 3. Except for procedural matters incidental to the conduct of the Annual Meeting, the Board does not know of any matters other than those described in the Notice of Annual Meeting of Shareholders that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy on such matters as determined by a majority of the Board.

Record Date; Quorum

Only shareholders of record as of March 22, 2017 will be entitled to notice of, to attend, and to vote at, the Annual Meeting. As of the Record Date, 15,384,6601 shares of the Company’s common stock, $2.00 par value, were outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting, either in person or by proxy, of the holders of not less than a majority of the shares entitled to vote at any meeting will constitute a quorum. If there is no quorum, the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

Voting Rights

Each share is entitled to cast one vote for each matter to be voted on at the Annual Meeting. Cumulative voting is not permitted.

Required Vote

Proposal 1: Election of Directors. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

Proposal 2: Approval of a Non-binding Advisory Resolution on the Compensation of the Named Executive Officers. The approval of this proposal will require that a majority of votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote be cast “FOR” this proposal.

[1]	Reflects post-split estimate.

Proposal 3: Non-binding, Advisory Vote Regarding the Frequency of Voting on the Compensation of the Named Executive Officers. The approval of this proposal will require that a majority of votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote be cast for “EVERY YEAR”.

Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm. The approval of this proposal will require that a majority of votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote be cast “FOR” this proposal.

Effect of Broker Non-Votes and Abstentions

A broker non-vote occurs when a broker or other nominee holder, such as a bank, submits a proxy representing shares that another person actually owns, and that person has not provided specific voting instructions to the broker or other nominee holder. Brokers who hold their customers’ shares in “street name” may, under the applicable rules of the exchange and other self-regulatory organizations of which the brokers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which typically include the ratification of the appointment of our independent registered public accounting firm. Proposals 1, 2 and 3 are considered “non-routine” and Proposal 4 is considered “routine.”

The inspector of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and broker non-votes, if they occur in connection with Proposals 1, 2, 3 and 4, will not, in the case of Proposals 1, 2, 3 and 4, be counted as “votes” and will have no effect on the proposals.

Voting Procedures

Voting by Mail. Shareholders can ensure that their shares are voted at the Annual Meeting by completing, signing, dating and mailing the enclosed proxy card in the enclosed, postage prepaid envelope.

Voting by Telephone or the Internet. If you choose to vote by telephone or the Internet, instructions to do so are set forth on the enclosed proxy card. If you vote by telephone or the Internet, you do not have to mail in your proxy card, but your vote must be received by the voting deadline set forth on the proxy card.

Voting in Person. You may attend the Annual Meeting and vote in person.

If your shares are held by a bank, broker, or other nominee, please follow the instructions provided with your proxy materials supplied by your bank or broker.

If you sign the proxy card, but do not make specific choices, the proxy will vote your shares “FOR” 1, 2 and 4, and “EVERY YEAR” in Proposal 3.

If any other matters are properly presented at the Annual Meeting, the proxy will be voted with respect to any such matter by the proxy holders in accordance with the recommendations of the Board. As of the date of this proxy statement, it is not anticipated that any matters will be presented at the Annual Meeting other than those set forth in the accompanying Notice of the Annual Meeting of Shareholders.

Revocability of Proxies

Any shareholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised. Revocation may be made prior to the Annual Meeting by (i) filing a written revocation with our Company Clerk, (ii) entering a new vote over the Internet or by telephone, (iii) by submitting a duly executed proxy card bearing a later date, or (iv) by revoking the proxy personally at the Annual Meeting prior to the voting of the proxy. If your shares are held in street name, you should follow the instructions of your broker, bank or nominee regarding the revocations of proxies.

Your personal attendance at the Annual Meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Solicitation of Proxies

Proxies are being solicited by the Board principally through the mail. The Board and management of the Company may also solicit proxies personally, or by telephone, e-mail, or facsimile transmission. The Company will bear the cost of soliciting proxies from its shareholders. In addition to using the mail, proxies may be solicited by personal interview, telephone, and electronic communication. The Company requests that bank, brokerage houses, other institutions, nominees, and fiduciaries forward their proxy soliciting material to their principals and obtain authorization for the execution of proxies. Officers and other employees of the Company and its wholly owned bank subsidiary, Bar Harbor Bank & Trust (“BHBT”), acting on the Company’s behalf may solicit proxies personally. The Company may pay compensation for soliciting proxies, and will, upon request pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals. In addition, the Company has engaged Alliance Advisors to assist in the solicitation of the proxies for a fee of $18,760 plus reimbursement of customary expenses. The entire expense of solicitation which include the costs of preparing, assembling, and mailing the proxy materials will be borne by the Company.

Obtaining an Annual Report on Form 10-K

The Company will provide without charge upon the written request of any shareholder a copy of the proxy statement and our Annual Report on Form 10-K, including the financial statements and the financial statement schedules, required to be filed with the Securities and Exchange Commission (“the SEC”) for the fiscal year ended December 31, 2016. Requests should be directed to Bar Harbor Bankshares, Attn: Shareholder Relations, 82 Main Street, Bar Harbor, Maine 04609.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Shareholders to be Held on May 16, 2017

This proxy statement, along with the our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and our 2016 Summary Annual Report are available free of charge on the Shareholder Relations section of our website www.bhbt.com.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting of Shareholders, 13 director-nominees will stand for election to serve until the 2018 Annual Meeting of Shareholders and until each director’s successor is elected and qualified. Each director-nominee has consented to serve, and to the use of his or her name in this proxy statement. Twelve of the director-nominees currently serve on the Board with the exception of Leonard R. Cashman, who is a new director nominee this year. Our Amended and Restated Bylaws (the “Bylaws”) provide that directors will not be nominated for election or re-election after their 72nd birthday, provided that the Board may nominate candidates over 72 years old for election or re-election for a single annual term for special circumstances as determined by the Board for the benefit of shareholders. Mrs. Shea and Mr. Lewis, directors of the Company since 2003 and 2005, respectively, will not stand for re-election this year pursuant to the age restriction contained in our Bylaws. The Board is nominating Mr. Cashman, 74 years old, pursuant to the one-time exception in the Bylaws with respect to the maximum age of directors. Mr. Cashman, who was a director at Lake Sunapee Bank Group (“LSBG”) for nearly 20 years, will provide certain expertise with respect to integrating LSBG and the branches that will continue to operate under the Lake Sunapee Bank name as a division of Bar harbor Bank & Trust.

The Board has determined that all but one of the director-nominees are “independent directors” in accordance with applicable laws, regulations, and NYSE MKT LLC (hereinafter “NYSE MKT”) listing requirements. The exception is director-nominee Curtis C. Simard, who currently serves as President and Chief Executive Officer (“CEO”) of the Company. Mr. Simard is not a member of the Audit, Compensation, or Governance Committees. Although Stephen R. Theroux, former President and CEO of Lake Sunapee Bank Group, satisfies the definition of independent under the NYSE MKT regulations, the Board of Directors has not appointed him to the Audit Committee, Compensation Committee, or Governance Committee.

For additional information on each nominee, please see the section entitled “Directors and Executive Officers” located elsewhere in this proxy statement.

Vote Required

Directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present, or represented by proxy and entitled to vote on the election of directors. Plurality means that the individuals who receive the largest number of “FOR” votes will be elected as directors. If you do not vote for a nominee, or you indicate “WITHHOLD” for any nominee on your proxy card, your vote will not count “FOR” or “AGAINST” the nominee. You may not vote your shares cumulatively in the election of directors. Brokers do not have discretionary authority to vote shares on this proposal without direction from the beneficial owner. Therefore, broker non-votes will have no effect on the vote.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE THIRTEEN PERSONS NOMINATED AS DIRECTORS IN THE PROXY.

PROPOSAL 2

NON-BINDING, ADVISORY RESOLUTION ON THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

The Securities Exchange Act of 1934, as amended, (“the Exchange Act”) requires us to provide shareholders an opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers, referred to as NEOs, as disclosed in this proxy statement. This vote does not address any specific item of compensation, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices, as disclosed in this proxy statement. Shareholders requested through their 2011 vote to have the opportunity to express their opinion on the overall compensation program through this non-binding voting mechanism on an annual basis.

The Company’s NEOs in this proxy statement are Curtis C. Simard, Josephine Iannelli, Richard B. Maltz, Gregory W. Dalton, Stephen M. Leackfeldt, and retired Chief Financial Officer Gerald Shencavitz. Mr. Leackfeldt has subsequently announced his retirement as of March 15, 2017. The compensation of our NEOs is disclosed in the “Compensation Discussion and Analysis” section, the summary compensation table, and the other related tables and narrative disclosure contained elsewhere in this proxy statement. As discussed in those disclosures, the Board believes that our executive compensation philosophy, policies, and procedures provide a strong link between each NEO’s compensation and our short- and long-term performance. The objective of our executive compensation program is to provide compensation which is competitive based on our performance, and aligned with the long-term interests of our shareholders.

We are asking our shareholders to indicate their support of our NEOs’ compensation as described in this proxy statement. This proposal will be presented at the Annual Meeting as a resolution in substantially the following form:

RESOLVED, on an advisory basis, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section, compensation tables and narrative discussion, is hereby APPROVED.

Vote Required

The approval of the non-binding, advisory resolution on the compensation of our NEOs will require that a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote be cast “FOR” this proposal. In addition, an abstention shall not constitute a vote cast and will have no effect on the vote. Brokers do not have discretionary authority to vote shares on this proposal without direction from the beneficial owner. Therefore, broker non-votes will have no effect on the vote.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THIS PROPOSAL.

PROPOSAL 3

NON-BINDING, ADVISORY VOTE REGARDING THE FREQUENCY OF VOTING ON THE

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act and the related rules of the SEC require the Company to permit, not less frequently than once every six years, a separate non-binding, advisory shareholder vote with respect to the frequency of voting on the compensation of the Company’s NEOs. As an advisory vote, this proposal is not binding on the Company, the Board, or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by shareholders in their votes on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of conducting the advisory vote regarding the compensation of the Company’s NEOs.

Our shareholders voted in 2011, in a similar advisory vote, in favor of the annual submission to the Company’s compensation of its NEOs for approval on a non-binding basis, and our Board adopted this approach. The Board and Compensation Committee continue to believe that giving the Company’s shareholders the right to cast an advisory vote every year on the compensation arrangements of the Company’s NEOs is a good corporate governance practice and is in the best interests of the Company’s shareholders, by allowing its shareholders to provide input on executive compensation philosophy, policies and practices as disclosed in the proxy statement every year.

Shareholders are not voting to approve or disapprove of the Board’s recommendation as to the frequency of the advisory vote on NEO compensation. Instead, shareholders may select one of four choices with respect to this proposal:

(1) every year;

(2) every two years;

(3) every three years; or

(4) abstain from voting on the proposal.

For the reasons discussed above, the Board is asking the Company’s shareholders to indicate their support for the non-binding advisory vote to approve the compensation of the Company’s named executive officers to be held every year.

The option that receives the highest number of votes cast by the Company’s shareholders will be considered the frequency recommended by the shareholders.

Our Recommendation

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR “EVERY YEAR” AS THE FREQUENCY WHICH SHAREHOLDERS ARE PROVIDED AN AVDISORY VOTE ON COMPENSATION OF THE COMPANY’S NEOs.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM – INFORMATION ON INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed RSM US LLP as the Company’s principal independent registered public accounting firm for the fiscal year ending December 31, 2017. We are asking our shareholders to ratify the appointment of RSM US LLP as our independent registered public accounting firm as a matter of good corporate governance. If the Company’s shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain RSM US LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines such a change would be in the best interest of the Company and its shareholders.

On August 4, 2015, the Audit Committee of the Board of Directors dismissed KPMG, LLP as its independent accountant, and approved the appointment of RSM US LLP (formerly McGladrey LLP) as the Company’s independent public accountants.

KPMG was notified of this action on August 4, 2015. The reports of KPMG on the Company’s audited consolidated financial statements as of and for the fiscal years ended December 31, 2014 and 2013 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal year ended December 31, 2014, and the interim period preceding the dismissal of KPMG on August 4, 2015, there were no disagreements between the Company and KPMG on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement(s), if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its prior reports and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided KPMG with a copy of the above disclosures and requested that KPMG furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of KPMG’s letter dated August 6, 2015 is filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 6, 2015.

In deciding to recommend the engagement of RSM US LLP to the Board of Directors, the Audit Committee reviewed auditor independence and existing commercial relationships with RSM US LLP, and concluded that RSM US LLP had no commercial relationships with the Company that would impair its independence. During the fiscal year ended December 31, 2014, and in the subsequent interim period through August 4, 2015, neither the Company nor anyone acting on its behalf has consulted with RSM US LLP on any matters or events set forth in Item 304(a) (2) of Regulation S-K.

We anticipate that a representative from RSM US LLP will be present and available to respond to questions or make a statement at the Annual Meeting.

Vote Required

The ratification of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 will require that a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote be cast “FOR” this proposal. An abstention shall not constitute a vote cast, and will have no effect on the vote. Broker non-votes, if any, will also have no effect on the vote.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF RSM US LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017.

Independent Registered Public Accounting Firm Fees and Services

The reports of RSM US LLP and KPMG LLP on the Company’s consolidated financial statements as of December 31, 2016 and 2015 and for the three-year period ending on December 31, 2016, and on internal control over financial reporting as of December 31, 2016, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

The following table summarizes KPMG LLP’s audit fees from January 1, 2015 through August 4, 2015, at which time RSM US LLP assumed the responsibilities as the Company’s independent registered public accounting firm. KPMG LLP’s 2015 fees and RSM US LLP’s 2015 and 2016 fees are set forth in the following table:

	2016	2015
Service	RSM	RSM	KPMG
	($)	($)
Audit Fees	234,000	254,000	220,000
Audit-Related Fees[1]	25,000	—	28,100
Tax Fees	—	—	—
All Other Fees	—	—	—
TOTAL	259,000	254,000	248,100

1.	These services were related to an employee benefit plan audit.

Pre-Approval Policies and Procedures

The Audit Committee’s policies and procedures require the Audit Committee Chair to pre-approve all audits and non-audit services and report such pre-approvals to the Audit Committee at its next regularly scheduled meeting.

No services were rendered for financial information systems design and implementation or internal audit.

The Audit Committee has considered the compatibility of the non-audit services furnished by the Company’s auditing firm with the firm’s need to be independent.

The Audit Committee pre-approved 100% of the services performed by RSM US LLP and KPMG LLP pursuant to the policies outlined above.

.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Nominees

As of December 31, 2016, the Board consisted of 11 members. Messrs. Ensign, Theroux, and Dimick were appointed to the Board on January 10, 2017 effective upon completion of the merger with Lake Sunapee Bank Group bringing the Board membership to 14. Mrs. Shea and Mr. Lewis, directors of the Company since 2003 and 2005, respectively, will not stand for re-election this year pursuant to the age restriction contained in our Bylaws. Leonard R. Cashman, a former LSBG director, is being nominated as a new director pursuant to the one-time exception in the Bylaws with respect to the maximum age of directors. These changes result in 13 director/nominees standing for election at the May 16, 2017 meeting. The Board has determined that all but one of the director-nominees are “independent directors” in accordance with applicable laws, regulations and NYSE MKT listing requirements. The exception is director–nominee Simard who is President and CEO of the Company. Mr. Simard is not a member of the Audit, Compensation, or Governance Committees. Although Stephen R. Theroux, former President and CEO of Lake Sunapee Financial Group, satisfies the definition of independence under the NYSE MKT regulations, Board of Directors has not appointed him to the Audit Committee, Compensation Committee, or Governance Committee.

The following table sets forth for each director-nominee for election at the Annual Meeting, their name, age as of March 22, 2017 and positions with the Company or its subsidiaries, BHBT and Bar Harbor Trust Services (“BHTS”). The terms of all current directors expire in 2017.

Name	Age	Year First Elected or Appointed Director	Positions with the Company	Positions with Subsidiaries
Daina H. Belair[1]	61	2015	Director	Director, BHBT since 2015. Director of BHTS since 2015

Matthew L. Caras	60	2014	Director	Director, BHBT since 2014.

Leonard R. Cashman	74	Nominee	Nominee	Nominee for BHBT.

David M. Colter	49	2016	Director	Director, BHBT since 2016.

Steven H. Dimick[2]	66	2017	Director	Director, BHBT since 2017.

Martha T. Dudman	65	2003	Director	Director, BHBT since 2003. Chairman, BHTS since 2005. Director, BHTS since 2003.

Stephen W. Ensign[2]	69	2017	Director	Director, BHTS since 2017.

Lauri E. Fernald	55	2005	Director	Director, BHBT since 2005.

Curtis C. Simard	46	2013	Director, President and CEO since August 2013	President and CEO of BHBT since June 2013. Director of BHBT since June 2013. Director of BHTS since June 2013.

Kenneth E. Smith	63	2004	Director	Director, BHBT since 2004. Director, BHTS from 2004 - 2013 and 2015 to present.

Stephen R. Theroux[2]	67	2017	Director	Director, BHBT since 2017.

Scott G. Toothaker	54	2003	Director	Director, BHBT since 2003.

David B. Woodside	65	2003	Director	Director, BHBT since 2003. Chairman of the Board since 2016.

[1]	Formerly Daina H. Hill
[2]	Appointed by the Board on January 10, 2017 effective upon completion of the merger with Lake Sunapee Bank Group.

Executive Officers

Set forth below is a list of our NEOs, including their ages and positions with us and our subsidiaries, BHBT and BHTS, all as of March 22, 2017:

Name	Age	Year First Elected Officer	Positions with the Company	Positions with Subsidiaries
Curtis C. Simard	46	2013	Director, President and CEO	President and CEO of BHBT since June 2013. Director of BHBT since June 2013. Director, BHTS since June 2013.

Josephine Iannelli	44	2016	Executive Vice President, Chief Financial Officer and Treasurer	Executive Vice President, Chief Financial Officer, and Treasurer of BHBT and BHTS since 2016.

Richard B. Maltz	57	2014	N/A	Executive Vice President, Chief Operating Officer, and Chief Risk Officer of BHBT since 2016. Formerly Executive Vice President and Chief Risk Officer of BHBT since 2014.

Stephen M. Leackfeldt	60	2001	N/A	Executive Vice President of BHBT since 2011 and Senior Vice President of BHBT since 2011.

Gregory W. Dalton	57	2001	N/A	Executive Vice President of BHBT since 2011 and Senior Vice President of BHBT since 2000.

Gerald Shencavitz	63	1998	Retired Executive Vice President, Chief Financial Officer and Treasurer	Retired Executive Vice President, Chief Financial Officer, and Chief Operating Officer of BHBT.

Our Bylaws provide that the executive officers be elected annually by the Board and the President and CEO, Chairperson and Vice Chairperson, if any, shall serve at the pleasure of the Board and until their successors have been chosen and qualified. The Board of Directors made the decision after the retirement of Director Colwell in May of 2016 to leave the Vice Chairman position vacant. All other officers serve at the pleasure of the Board and the CEO. There are no arrangements or understanding between any of the directors, executive officers, or any other persons pursuant to which the above directors have been selected as directors or any of the above officers have been selected as officers. There are no “family relationships” as defined by the SEC, between any director, executive officer, or person nominated or chosen by us to become a director or executive officer.

Business Experience

The principal occupation and business experience for at least the last five years for each director, nominee, and executive officer is set forth below. None of the organizations discussed below, except for BHBT and BHTS, are affiliated with us.

Director Nominees

Daina H. Belair (formerly Hill). Mrs. Belair resides in Lincolnville, Maine. She has been the owner of the Inn at Sunrise Point located in Lincolnville since 2008. She is a retired attorney specializing in the field of banking and financial services. Before relocating to Maine she was employed as General Counsel and Managing Director of U.S. Trust Corporation, U.S. Trust Company of New York and U.S. Trust Company N.A. from May 2002 through October 2006. Prior to her time at U. S. Trust, she served as Vice President and a senior and division general counsel at Citibank N.A. from 1987 to 2002 including in its Emerging Markets and its Private Banking Division. She previously served on the Town of

Lincolnville’s Budget Committee, and is presently a Director at Home Counselors Inc., a private not-for-profit; a current member and past Director and Treasurer of the Penobscot Bay Chamber of Commerce; and a member of the Lincolnville Business Group. The Board believes her hospitality experience and legal background in the financial services industry provide valuable guidance to the Board as we continue to grow.

Matthew L. Caras, JD. Mr. Caras is a founder and principal of Leaders LLC, a mergers and acquisitions advisory services firm representing public, private, and family-owned businesses in a broad range of industries throughout the United States and globally. Mr. Caras, who is an attorney and member of the Maine Bar, is also a mediator and neutral negotiation facilitator who has conducted over 150 mediation sessions and facilitated transactions as a neutral. Prior to founding Leaders LLC, Mr. Caras was a partner, department chair, and member of the executive committee of Verrill Dana LLP a full-service law firm with over 130 attorneys and offices in Portland, ME; Boston, MA; Westport, CT; and Washington, DC. Mr. Caras lives in Arrowsic, Maine, where he serves on the Town’s Planning Board. The Company believes that given his professional background and legal expertise in commercial transactions along with his business knowledge of Cumberland and Sagadahoc counties, he provides valuable perspective to the Board as the Company expands its customer service area in Maine.

Leonard R. Cashman. Mr. Cashman resides in Grantham, New Hampshire. He was a director of Lake Sunapee Bank Group (“LSBG”) and Lake Sunapee Bank from 1997-2017 and was a director of Landmark Bank prior to its merger with LSBG in 1997. Mr. Cashman is an owner and a partner of C.O.H. Properties. Mr. Cashman was formerly Vice President and General Manager of P&C Foods, Inc. and has also been involved in the marketing of specialized group medical insurance products. Mr. Cashman’s experience in the private business sector and his expansive knowledge of the real estate, insurance and retail markets provide him with the qualifications and skills to serve as a director.

David M. Colter. Mr. Colter resides in Hampden, Maine. He is President and CEO of GAC Chemical Corporation in Searsport, Maine. GAC manufactures and distributes industrial, specialty, and fine inorganic and organic chemicals. Prior to joining GAC and moving to Maine, he worked for Ernst & Young in Ohio where he obtained his CPA license. While in Ohio, he served on the board, Executive Committee and as Treasurer of the Ronald McDonald House of NW Ohio. Community involvement upon moving to Maine included the Boy Scouts of America (District Chairman – Waldo District) and the Bangor Region Leadership Institute. Currently he is active with the Maine State Chamber of Commerce serving as a board member, and the University of Maine Pulp and Paper Foundation, serving as Treasurer and a member of the Audit and Executive Committees. In addition to his CPA certification, he also holds a Chartered Global Management Accountant designation. Mr. Colter’s experience as the principal executive officer of a manufacturing company and his educational credentials bring strong qualifications and skills to the Board.

Steven H. Dimick. Mr. Dimick resides in Randolph, Vermont. He joined the Board in January 2017 with the Company acquisition of LSBG, where he served as a director since November 2013. Mr. Dimick served as a member of Randolph National Bank’s board of directors from 1981 to 2013 and Central Financial Corporation’s board of directors from its formation in 1986 until 2013. He served as President and Chief Executive Officer of Central Financial Corporation and Randolph National Bank from 1989 until his retirement in 2013. Mr. Dimick held several positions at Randolph National Bank, since joining in 1974. Prior to joining Randolph National Bank, Mr. Dimick was with First National Bank of Boston. In addition, Mr. Dimick has served as President of the Vermont Chapter of the Bank Administration Institute and was the Vermont board member on the board of the Independent Community Bankers of America. Mr. Dimick has also served as the Chairman of the Vermont Bankers Association, and as a Trustee of Gifford Medical Center. Mr. Dimick’s substantial experience as an executive officer and bank director provides him with the qualifications and skills to serve as a director.

Martha T. Dudman. Ms. Dudman resides in Northeast Harbor, Maine. She is a fundraising consultant and published author. She is President of Dudman Communications Corporation and was Corporate President from 1990 to 1999, operating a group of radio stations in Ellsworth and Bangor. She currently serves as Senior Counsel with Gary Friedmann & Associates effective 2011, and held the same position from 1999 to 2006, providing fundraising consulting services to nonprofits throughout the State of Maine. She has been awarded membership in the Deborah Morton Society, recognizing women of high distinction in their careers and public service and whose leadership in civic, cultural, and social causes has been exceptional. She serves on several non-profit boards and is Past President of the Northeast Harbor Library, serving in this position from 2010 through the present. She serves on the Board of Selectmen for the Town of Mount Desert since 2011. Ms. Dudman’s extensive experience in business management, public relations, marketing and sales provide her with unique insight into the Company’s operations and challenges.

Stephen W. Ensign. Mr. Ensign resides in New London, New Hampshire. He joined the Board in January 2017 with the Company acquisition of LSBG, where he served as Chairman of the Board since 2002, previously serving as Chief Executive Officer from 1992 to 2012 and LSB President until 2008. He also served as Vice Chairman of the board of directors of Charter Trust Company, a company engaged in the business of trust and investment management and now a subsidiary of Bar Harbor Bankshares. Mr. Ensign is a director and chair of the Investment Committee for Concord General Group, a mutual insurance company, and is presently in his second term as Chairman of the Board of the New Hampshire Housing Finance Authority. Mr. Ensign previously held various positions with LSBG and LSB, including Vice Chairman, President, Chief Executive Officer, Chief Operating Officer, Executive Vice President, Senior Vice President and Senior Loan Officer, having joined the Bank in 1971. He has served as an LSBG director beginning in 1989 and an LSB director since 1986. Mr. Ensign continues to serve as Audit Chair for the board of trustees of Proctor Academy in Andover, NH. Mr. Ensign’s experience as an executive officer and bank director provides him with the qualifications and skills to serve as a director.

Lauri E. Fernald. Ms. Fernald resides in Mount Desert, Maine. She is a Certified Funeral Service Practitioner, President and an owner in Jordan-Fernald headquartered in Mount Desert. She is also Managing Partner of L.E. Fernald LLC, and 125 Franklin Street LLC, operating as real estate holding companies. She serves on the finance committee of Hospice Volunteers of Hancock County, and is Treasurer of the Parish of St. Mary and St. Jude Episcopal Church of Northeast Harbor and Seal Harbor, and a committee member of the Maine Coast Memorial Hospital Foundation Council. She is also a member of the Woodbine Cemetery Association of Ellsworth, the Brookside Cemetery Corp. of Mount Desert and Maine Community Foundation Hancock County Committee. Her commercial and community service experience brings a depth of knowledge to the Board about the markets in which the Company operates.

Curtis C. Simard. Mr. Simard resides in Mount Desert, Maine. He was elected President and CEO of BHBT on June 17, 2013 and assumed the responsibilities of President and CEO of the Company on August 10, 2013 following the retirement of the previous CEO. Prior to joining the Company, he served as Senior Vice President and Managing Director of Corporate Banking for TD Bank. He was with TD Bank and its predecessor companies starting in 2002. He also was affiliated with First New Hampshire Bank and its successor, Citizens Bank, from 1992 to 2002 working on various business initiatives. He serves as a Trustee of the Abbe Museum and Maine Coast Memorial Hospital. He is a Corporator of Eastern Maine Health Systems, and member of the Board of Directors at the Seal Cove Auto Museum and the Ellsworth Business Development Corporation. He also serves on the Executive Committee of Maine Bankers Association. His positions as President and CEO of the Company, and his leadership of the Company, provide him with extensive knowledge of the Company’s opportunities, challenges and operations.

Kenneth E. Smith. Mr. Smith resides in Bar Harbor, Maine. He has been owner and Innkeeper of Manor House Inn since 2003 and was the former owner of Wonder View Inn, both of which are lodging facilities located in Bar Harbor, Maine. His experience and expertise of over 40 years in the field are highly valued by the Board. He is a former Chairperson and long-time member of the Bar Harbor Town Council. He currently serves as a Commissioner of the Bar Harbor Housing Authority, a member of the Town’s Cruise Ship Committee, a member of Anah Shrine, and a long time member and past President of the Bar Harbor Rotary Club. Mr. Smith’s expertise in the hospitality industry is valuable to the Board as it represents a critical segment of the local economy and BHBT’s commercial loan portfolio.

Stephen R. Theroux. Mr. Theroux resides in New London, NH. He joined the Board in January 2017 with the Company acquisition of LSBG, where he retired as Vice Chairman, President and CEO of both LSBG and LSB. He served as a director of the LSBG board since 1989, the LSB Board since 1986, and as Chairman of the board of directors of Charter Trust Company. He previously held positions for LSBG and LSB of Corporate Secretary, Chief Financial Officer, and Chief Operating Officer. Mr. Theroux was elected in 2015 as a Director of the Federal Home Loan Bank of Boston where he continues to serve. Mr. Theroux is Treasurer for the Town of New London, NH, as well as an Honorary Trustee of Proctor Academy in Andover, NH. He also serves as a director of the American European Insurance Company. His strong knowledge of banking day-to-day operations and industry, and his 40 years of experience in various operational and financial management responsibilities in the banking and educational industries provide him with the qualifications and skills to serve as a director.

Scott G. Toothaker. Mr. Toothaker resides in Ellsworth, Maine. He is a shareholder of Melanson Heath & Co., PC, a certified public accounting firm with an office located in Ellsworth, which specializes in professional services to small businesses and entrepreneurs throughout New England. He holds an MBA from the University of Maine and an MST from Bentley College. A practicing CPA, he is well suited in his role as Chairperson of the Company’s Audit Committee.

David B. Woodside. Mr. Woodside resides in Bar Harbor, Maine. He is CEO and Director of The Acadia Corporation, a locally owned company operating retail shops, a restaurant, and lodging facility on Mount Desert Island. He received his BS degree in Business Administration from the University of Maine in 1974. He has owned several small businesses in the area and has been employed at The Acadia Corporation since 1976. He has also served on numerous local non-profit boards, the Bar Harbor Town Council, and as past President of the Bar Harbor Rotary Club and Bar Harbor Chamber of Commerce. He served for many years as Vice Chair of the National Park Hospitality Association, representing the diverse companies providing visitor hospitality services in National Parks across the country. His in-depth knowledge of the retail and hospitality industries both in Maine and across the country provides significant expertise to the board in these important segments of the Maine economy.

Executive Officers

Curtis C. Simard. For a summary of Mr. Simard’s business experience, refer to the “Director Nominees” section immediately above.

Josephine Iannelli. Ms. Iannelli resides in Ellsworth, Maine. Ms. Iannelli joined the Company in October 2016 as Executive Vice President, Chief Financial Officer and Treasurer. Prior to joining the Company, Ms. Iannelli served as Senior Executive Vice President, Chief Financial Officer and Treasurer of Berkshire Hills Bancorp in Pittsfield, Massachusetts. Ms. Iannelli holds a bachelor’s degree in Accounting from Baldwin Wallace University and her career began at KPMG, after which she joined KeyCorp. In 2002, Ms. Iannelli joined National City Corporation where she served in various roles up and through the acquisition and integration into PNC Financial Services Group. Ms. Iannelli subsequently owned her own consulting company serving both national and international clients. In these varying roles, Ms. Iannelli’s experience encompasses financial leadership in accounting policy, financial planning & analytics, treasury, investor relations, SEC & regulatory reporting, investment management, tax, mergers and acquisitions, and financial reengineering.

Richard B. Maltz. Mr. Maltz resides in Hampden, Maine. He has served as the Company’s Executive Vice President, Chief Operating Officer, and Chief Risk Officer since September 2016, and as Executive Vice President & Chief Risk Officer since September 1, 2014. He previously served as Executive Vice President & Chief Risk Officer of Bangor Savings Bank in Bangor as well as in other executive capacities at that institution since 1999. Mr. Maltz is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Gregory W. Dalton. Mr. Dalton resides in Mount Desert, Maine. He has served as Executive Vice President of Business Banking of BHBT since October 2011. He was Senior Vice President of BHBT’s Business Banking function from 2000 through

October 2011. He is also a minority owner in both the Bar Harbor Jam Co. and its real estate holding companies, Blueberry Partners LLC and Triangle Development LLC, located in Bar Harbor. He serves as a Board member of Acadia Fire Youth Soccer and North Center Tennis and Fitness. He has also served as Vice Chair of the MDI YMCA and serves in several other local youth focused, non-profit organizations including The Katahdin Area Council of the Boy Scouts of America, and the Neighborhood House in Northeast Harbor.

Stephen M. Leackfeldt. Mr. Leackfeldt resides in Harrington, Maine. He retired from the Bank effective March 15, 2017. He has served as Executive Vice President of Retail Banking since 2011. From 2001 through October 2011 he served as Senior Vice President of Retail Banking and Consumer Lending of BHBT. He is the owner of State Cinemas located in Calais. Mr. Leackfeldt announced his retirement effective March 15, 2017.

Gerald Shencavitz. Mr. Shencavitz resides in Mount Desert, Maine. He served as Executive Vice President, Chief Financial Officer (“CFO”), and Treasurer of the Company from December 2007 until August 2016, when he stepped down as CFO. Mr. Shencavitz retired from BHBT in November 2016. Prior to his promotion in December 2007 to Executive Vice President, he served as CFO and Treasurer of the Company since June 2001. He has served as Executive Vice President, CFO, and Chief Operating Officer of BHBT since his promotion in December 2007.

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CORPORATE GOVERNANCE

Board of Directors

The Board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board does not involve itself in our day-to-day operations. Our executive officers and management oversee the day-to-day operations. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board, which are held each month. Our directors also discuss business and other matters with key executives and our principal external advisers (legal counsel, auditors, financial advisors and other consultants).

The Board held a total of 12 regular meetings, four special meetings, one special shareholder’s meeting and one annual meeting during 2016. Each director attended at least 75% of the total number of board and committee meetings that he or she was eligible to attend.

The Board encourages each director to attend its Annual Meeting. All of the Board’s members attended the 2016 Annual Meeting.

Board Independence

Under the NYSE MKT corporate governance standards, set out in the NYSE MKT Company Guide (the “NYSE MKT Rules”), at least a majority of the Board must be “independent directors” as defined in Section 803A of the NYSE MKT Rules. According to Section 803A, “independent director” means a person other than an executive officer or employee of the Company. In addition, to qualify as an “independent director,” the Board must affirmatively determine that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that all the named director-nominees listed in this proxy statement, with the exception of Mr. Simard, meet applicable independence standards under NYSE MKT Rules. Mr. Simard is not a member of the Audit, Compensation, or Governance Committees. Although Stephen R. Theroux, Former President and CEO of Lake Sunapee Banking Group, satisfies the definition of independence under the NYSE MKT regulations, Board of Directors has not appointed him to the Audit Committee, Compensation Committee, or Governance Committee.

Board Leadership Structure and Risk Oversight:

Currently, the positions of Chairman of the Board of Directors and Chief Executive Officer of the Company are held by separate individuals, with Mr. Woodside serving as Chairman of the Board and Mr. Simard serving as Chief Executive Officer. The Board of Directors believes that this leadership structure best serves the Company at this time because it allows Mr. Simard to focus on the Company’s operations and strategy, while Mr. Woodside, among other things, can provide independent leadership for the Board of Directors, set the agenda for meetings, and enable other directors to raise issues and concerns for Board consideration without immediately involving the Chief Executive Officer or other management. The leadership structure of the Company is guided by its Governance Committee. The Company’s Governance Committee nominates individuals to serve as members of the Company’s Board of Directors, including any management directors. All director-nominees of the Company are considered “independent directors” except for the CEO of the Company. The Chairperson of the Board of Directors is an “independent director”. Management directors do not vote or serve as Chairs of any Board committees. The Governance Committee nominates persons to serve in the Chairperson role for election by the entire Board of Directors. The “independent directors” meet in executive session immediately after Board meetings periodically to ensure that there is adequate oversight of Company management and to ensure that there is ample time to assess the Company’s activities separate from management. The Governance Committee believes this leadership structure is prudent and provides sufficient segregation and independence. The Governance Committee and the Board of Directors have made the decision that an independent director serving in the role of Board Chairman segregates the role from that of the CEO and provides a strong and appropriate level of management oversight. The Company’s Audit Committee meets quarterly and receives reports from its independent registered public accounting firm, the independent loan review consultants, and the Company’s internal audit function. The internal auditor conducts an annual risk-based audit program and provides audit findings quarterly to the Audit Committee or to the Board of Directors.

The Board of Directors monitors and manages risks through the activities of specialized Board committees and other committees in conjunction with management, internal audit, the independent registered public accounting firm, and other independent advisors.

The Board of Directors also provides oversight to the management of the Company’s risk profile, including but not limited to internal controls over financial reporting, credit risk, interest rate risk, liquidity risk, operational risk, including cyber risk, incentive compensation risk, reputational risk and compliance risk through its Board Risk Committee which meets at least monthly. Some of the more significant risks and the Board’s oversight of those risks are described below.

The Board Risk Committee is appointed by the Board to assist the Board in fulfilling its responsibilities by providing oversight of the following functions: (i) the Company’s risk governance structure, (ii) the Company’s risk management and risk assessment guidelines and policies regarding market, credit, operational, liquidity, funding, reputational, compliance and franchise risk and such other risks as necessary to fulfill the Committee’s duties and responsibilities, (iii) the Company’s risk appetite and tolerance, and (iv) the Company’s capital, liquidity and funding in coordination with the Bank’s Asset/Liability Committee.

The Board Risk Committee also reviews and discusses on a quarterly basis BHBT’s bank-wide risk assessments. The resulting risk assessments are aggregated, shared and also discussed with the Board of Directors at least annually. The risk assessments are supplemented by regular reports from the Chief Risk Officer regarding emerging risks at monthly Board meetings.

The Board Risk Committee, among other things, sets loan policy, establishes credit authorities, and approves or ratifies all extensions of credit to borrowers with loan relationships over $5,000,000, and regularly reviews credit trends, delinquencies, non-performing loans, charged-off loans and management’s quarterly assessment of the adequacy of the Loan Loss reserve. The committee, in conjunction with the Audit Committee, reviews reports prepared by an independent Loan Review firm and those issued by the Internal Audit function to assist in their on-going assessment of credit risk.

The Board manages compensation, including incentive compensation risk, through its Compensation and Human Resources Committee. This Committee has engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as independent compensation consultants to provide the Committee with both competitive market data and research into compensation best practices to guide the decisions of the Committee. To mitigate the inherent risks of incenting behaviors potentially adverse to the Company and its stakeholders, the Committee reviews compensation matters with the assistance of the Company’s Board Risk Committee and the results are reviewed by the Board to ensure that incentive plans for senior officers and others do not encourage excessive risk-taking.

Risk assessment and risk management are the responsibility of the Company’s management. The Committee’s responsibility in this regard is one of oversight and review. Oversight is, in part, conducted through the established Enterprise Risk Management Program (the “ERM”) that is administered on its behalf and the Board of Directors by Executive Vice President, Chief Operating Officer, and Chief Risk Officer, Mr. Richard B. Maltz. As part of the ERM, information from the Bank’s lines of business is collected and analyzed to identify, monitor, track and report various risks within the organization.

To assist Board in fulfilling their risk management responsibilities, a network of management oversight committees has been established. These oversight committees, as defined below, have been delegated authority and duties specific to the execution of the Bank’s risk management policy. Specifically, these Committees are responsible for the ongoing identification, measurement, monitoring and management of risk.

The Risk Management Committee is responsible for reviewing and recommending for approval risk mitigation strategies, risk acceptance, ongoing assessment of the adequacy and effectiveness of internal controls, and oversight of any risk mitigation plans. The committee ensures an appropriate balance between business development objectives, risk tolerances, cost of internal control, operational efficiency, regulatory requirements and customer experience. The committee ensures the continued development of an overall approach to risk assessment and management; oversees the refinement of policies and procedures as required; reviews the overall assessment of risk and related control activities; monitors the overall direction of risk, reviews and monitors corrective action plans and periodically reports results to the Board of Directors.

The Asset Liability Management Committee (ALCO) is responsible for the management of interest rate risk, liquidity risk, market risk, and capital adequacy levels of the Bank, as well as for developing strategies governing the effective management of the Bank’s balance sheet and income statement.

The Management Loan Committee (MLC) is responsible for the management of credit risk related to all aspects of the lending portfolio of the Bank and related activities, including credit quality, loan production, credit delivery activities, credit policies, problem loan management and the collection processes. The management loan committee meets regularly and can approve aggregate loan exposure for borrowers up to and including $5,000,000.

The Bank’s Information Technology & Operations Committee (ITOC) oversees the development and implementation of the technology and operations strategies of the Bank and its subsidiaries. The Committee oversees the implementation of operational risk management practices, including the development of internal policies & procedures and risk appetite, while providing oversight of the quality and performance of the Bank’s project management practices to ensure objectives are met in a safe and sound manner.

The Company believes that its risk management activities and procedures provide sufficient information to management and the Board of Directors to assist them in properly and adequately evaluating the Company’s compliance with its risk management programs and policies. There can be no assurance that the Board’s risk oversight structure has identified and addressed every potential material risk and there may be additional risks that could arise in the Company’s business. Both known and unknown risks could result in potentially material financial and/or business losses despite the Board’s efforts to oversee risk.

Committees

The Board has a standing Executive Committee, Audit Committee, Governance Committee, Board Risk Committee, and Compensation Committee.

Executive Committee. Our Bylaws provide that after each annual meeting of shareholders, the Board shall designate from among its members an Executive Committee with the authority to exercise all the powers of the Board in regard to ordinary operations of our business when the Board is not in session, subject to any specific vote of the Board. The Executive Committee is presently composed of directors Woodside, Dudman, Lewis, Fernald, Simard, Smith, and Toothaker. Mr. Lewis will serve on the Committee until May 2017. Mr. Woodside serves as Chairperson. The Executive Committee held two meetings in 2016.

Audit Committee. The Audit Committee is composed of directors Toothaker, Caras, Colter, and Ensign. Mr. Ensign joined the Committee in January 2017. Mr. Toothaker serves as Chairperson of the Committee. The Audit Committee met four times during 2016. See Appendix A for the Report of the Audit Committee. The Audit Committee Charter may be viewed on our website under the Shareholder Relations section at www.bhbt.com.

The Board has determined that the Audit Committee is solely composed of independent directors, in accordance with applicable NYSE MKT listing requirements and Rule 10A-3(b)(1) under the Exchange Act. The Audit Committee operates under a written charter, which has been adopted by the Audit Committee and the Board. Audit Committee members do not accept any consulting, advisory or other compensatory fees (except directors’ fees) and are not affiliated with us (except as a director) or any of our subsidiaries. The Board has determined that each Audit Committee member is financially literate and that it has at least one “audit committee financial expert.” Mr. Scott G. Toothaker, CPA, meets the criteria as an “audit committee financial expert” as defined in applicable SEC rules.

The Audit Committee has the sole authority to appoint and replace the independent registered public accounting firm. The Audit Committee is responsible for the compensation and oversight of the independent registered public accounting firm and this firm reports directly to the Audit Committee. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to (i) the financial information to be provided to shareholders and the SEC, (ii) the review of quarterly financial statements, (iii) the system of financial reporting controls management has established, and (iv) the internal audit, external audit, and loan review processes.

Governance Committee. The Governance Committee is presently composed of directors Fernald, Shea, Lewis, Woodside, and Belair. Director Dimick joined the Committee in January 2017. Directors Lewis and Shea will serve on the Committee through May 2017. The Governance Committee met three times during 2016. Mrs. Fernald serves as Chairperson of the Committee. The Board has determined that each member of the Governance Committee is independent under NYSE MKT Rules.

The Governance Committee’s responsibilities include screening director candidates, recommending nominees to the full Board (including the slate of returning directors) to be elected each year, making recommendations concerning the size and composition of the Board, recommending Committee structure and membership, and sponsoring new director orientation and education. The Governance Committee has a written charter, which may be viewed on our website under the Shareholder Relations section at www.bhbt.com.

The Governance Committee expects to identify nominees to serve as directors of the Company primarily by accepting and considering the suggestions and nominee recommendations made by directors, management, and shareholders. To date, the Governance Committee has not engaged any third parties to assist it in identifying candidates for the Board. The Governance Committee considers, among other things, the background, business and professional experience (including any requisite financial expertise or other special qualifications), current employment, community service, and other board service of its director-nominees, as well as racial, ethnic, and gender diversity of the Board as a whole. The Governance Committee generally considers a candidate’s qualifications in light of these broad criteria and assesses whether the candidate can make decisions on behalf of or while representing us in a manner consistent with our stated business goals and objectives. The Governance Committee will also consider the candidate’s “independent” status in accordance with applicable regulations and listing standards. The Governance Committee will consider nominees recommended by shareholders. Any shareholder wishing to nominate a candidate for director must follow the procedures for submission of proposals set forth in the section of this proxy statement entitled “Nominations by Shareholders.”

Compensation Committee. The Compensation Committee reviews and considers recommendations from management, consultants, and directors concerning executive compensation policies, employee benefit plans, and salary administration programs, and reviews annually the performance of, and total compensation for, and recommends adjustments for, all of our executive officers and our subsidiaries. The deliberations of the Compensation Committee are reported to the Board for review and approval by the independent board members. The Compensation Committee has a written charter, which may be viewed on our website under the Shareholder Relations section at www.bhbt.com.

The Compensation Committee is presently composed of directors Smith, Fernald, Colter, Dudman and Woodside. Director Dimick joined this committee in January, 2017. Mr. Smith serves as Chairperson of the Compensation Committee. All members of the Compensation Committee are independent under NYSE MKT Rules. The Compensation Committee met eight times in 2016.

Further information regarding the Compensation Committee can be found below in this proxy statement beginning under the caption “Role of the Compensation Committee.”

Board Risk Committee. See “Board Leadership Structure and Risk Oversight” for details regarding the Board Risk Committee.

Compensation Committee Interlocks and Insider Participation

No NEO serves as a member of a compensation committee of any other company that has an executive officer serving as a member of the Board. No NEO serves as a member of the board of directors of any other company that has an executive officer serving as a member of the Compensation Committee.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Report of the Compensation Committee

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and has discussed it with members of management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the 2016 fiscal year, and the Board has approved such recommendation.

Respectfully submitted by the members of the Compensation Committee:

Kenneth E. Smith, Chair	David M. Colter
Martha Dudman	Lauri E. Fernald
David B. Woodside	Steven H. Dimick

Compensation Discussion and Analysis

This section discusses an overview and analysis of our compensation program and policies, the material compensation decisions made under those programs and policies with respect to our NEOs, and the material factors considered in making those decisions. Later in this proxy statement under the heading “Executive Compensation Tables” is a series of tables containing specific information about the compensation earned or paid to the NEOs.

The discussion below is intended to aid understanding of the detailed information provided in those tables and put that information into context within the overall compensation program.

Named Executive Officers

For 2016, our NEOs are: President and CEO, Curtis C. Simard; Executive Vice President and CFO Josephine Iannelli, retired Executive Vice President and CFO Gerald Shencavitz; and our three other most highly compensated policy making executive officers. In 2016, these three other NEOs were Executive Vice President, Chief Operating and Chief Risk Officer, Richard Maltz; Executive Vice President – Retail Banking, Stephen M. Leackfeldt; and Gregory W. Dalton, Executive Vice President – Business Banking.

Objectives of Our Compensation Program

The objective of our compensation program is to attract, retain, motivate, and reward NEOs and other executives who contribute to our financial and operational success, which ultimately builds value for our shareholders. The Board believes that, in order to do this effectively, the program must:

•	provide NEOs with total compensation opportunities at levels that are competitive for comparable positions at companies and banks with which it competes for talent;

•	directly link a significant portion of total compensation to our achievement of performance goals in a way that proportionally rewards higher performance levels;

•	provide upside opportunities for exceptional individual performance, which can result in differentiated compensation among NEOs based on performance; and

•	closely align the NEOs’ interests with those of our shareholders by making stock-based incentives an element of the executive’s compensation.

Role of the Compensation Committee

The Compensation Committee oversees regulatory compliance for all of our compensation and benefit plans and administers the Company’s executive compensation programs. The Compensation Committee recommends these programs to the Board for approval by its independent board members at least annually and more frequently, if circumstances warrant. These programs are intended to provide a variety of competitive compensation components including base salaries, annual cash incentives, retirement programs, and traditional benefits. In addition, we have sought to align the long-term interests of our executives, including the NEOs, with those of our shareholders by providing share-based incentives in the form of equity awards. The composition of the components may vary from year to year based on individual performance, our business plan, market conditions or other factors.

The Compensation Committee believes that our compensation policies and procedures are designed to provide a strong link between each NEO’s compensation and our short and long-term performance. The objective of our compensation program is to provide compensation which is competitive, variable based on our performance, and aligned with the long-term interests of our shareholders.

Shareholder “Say on Pay” Advisory Votes

Shareholders are entitled to annually vote on an advisory, non-binding resolution on our compensation policies and procedures. Past shareholder votes have been overwhelmingly in favor of our programs and practices.

The May 2016 “Say on Pay” voting results were as follows:

For	Against	Abstain	Broker Non-Vote
3,453,570.90	83,379.77	111,625.85	1,349,465.00

The Compensation Committee will continue to consider the outcome of future advisory, non-binding “Say on Pay” votes when reviewing and planning future executive compensation arrangements.

The Role of Compensation Consultants and the Compensation Committee’s Evaluation of Conflicts of Interest

The Compensation Committee has utilized, and expects to utilize in the future, various outside consultants, actuaries and attorneys to assist it in developing and implementing the essential components of our compensation program, including its equity program, and incentive compensation arrangements.

The Compensation Committee, under authority granted by its charter, engages Pearl Meyer to assist in reviewing our executive officer and director compensation packages. Their 2016 engagement included:

•	providing current market-based total compensation guidelines to assist in establishing appropriate and ongoing base compensation and incentive compensation levels for our NEOs;

•	providing on-going guidance on our short-term, annual cash incentive program positions in relationship to competitive plan design and payout opportunities to our strategic and long-term financial plans;

•	providing guidance and market comparisons for the long-term incentive program using equity grants to NEOs under the Company’s approved equity plan;

•	providing a comprehensive review of our compensation program for our directors; and

•	recommending an updated, appropriate Compensation Peer Group (defined below) comparison for compensation purposes with the Company’s increasing size pending its business combination with LSBG in January 2017.

The Compensation Committee has assessed the relationships among Pearl Meyer, the Company, the Compensation Committee, and the executive officers for independence and conflicts of interest. In this assessment, the Compensation Committee reviewed the criteria set forth in the SEC’s Reg. 240.10C-1(b)(4) (i)-(vi) and such other criteria as it deemed appropriate. Specifically, the Compensation Committee considered the following factors in its evaluation of its relationship with Pearl Meyer:

•	whether Pearl Meyer provided any other services to us;

•	how much compensation Pearl Meyer has received from us for compensation consulting services, as a percentage to their total revenue;

•	what policies and procedures have been adopted by Pearl Meyer to prevent a conflict of interest;

•	whether Pearl Meyer has any business or personal relationship with a member of the Compensation Committee;

•	whether Pearl Meyer owns any of our stock; and

•	whether Pearl Meyer has any personal or business relationship with any of our executive officers.

The Compensation Committee did not identify any conflicts of interest with the engagement of Pearl Meyer. Additionally, Pearl Meyer provided us documented assurances that they are confident their relationship with us meets the independence standards and they have identified no conflicts of interest.

Role of Management in Establishing Compensation

On an annual basis Mrs. Marsha C. Sawyer, the Executive Vice President of Human Resources, with the oversight of the CEO, provides the Compensation Committee with general information on executive officer compensation, including the NEOs. The Compensation Committee then reviews, discusses and considers this information and any recommendations. Mrs. Sawyer assists in the administration of all executive compensation programs, prepares Compensation Committee and Board meeting materials and performs work as requested by the Compensation Committee, including working directly with the compensation consultant in preparation of peer analyses for the Compensation Committee’s consideration. Mr. Simard, as our CEO, attends portions of the Compensation Committee’s meetings and makes recommendations on base salary, annual incentives and equity compensation for only the executive officers who report to the CEO position. The Compensation Committee has the discretion to accept, reject or modify the CEO’s recommendations. The CEO is not a member of the Compensation Committee and is not present for the executive sessions or for any discussion of regarding his own compensation.

Market Benchmarking and Performance Comparisons

The Compensation Committee reviews and recommends to the Board’s independent members for approval of compensation programs, which it believes meet our ongoing needs to attract, motivate, and retain talented and qualified executives who have the ability to make a major contribution to the leadership and success of the Company. The Compensation Committee regularly reviews market information provided by Pearl Meyer. Primary data sources used in the benchmarking for the NEOs is the information publicly disclosed by a peer group of publicly traded banks and published surveys. The Compensation Committee reviews comparative compensation and benefit information contained in the public filings of this peer group which has been established for compensation comparison (“the Compensation Peer Group”) using objective selection criteria. The 2016 peer group was expanded to include financial institutions that fell within a range of having $1.5 billion in assets to $6 billion in assets in anticipation of the increased institution size as a result of BHB’s merger with LSBG. All the peer banks are located in the Northeast region and New York excluding New York City. The Compensation Committee believes this group provides an appropriate selection of publicly traded financial institutions representing the geographical area most probable to be considered for recruitment purposes. Further, the Compensation Committee believes the Compensation Peer Group information discloses compensation programs of similarly situated executives in comparable institutions and they are a useful comparative tool for the Compensation Committee in establishing executive compensation programs and individual criteria for its executives including the NEOs. Seven financial institutions were added to the 2016 peer group and nine from the 2015 peer group were omitted due to size or merger and acquisition activity.

The members of the 2016 peer group are:

Financial Institution	State	Ticker Symbol	Financial Institution	State	Ticker Symbol
Arrow Financial Corp.	NY	AROW	First Bancorp, Inc.	ME	FNLC
Blue Hills Bancorp, Inc.	MA	BHBK	First Connecticut Bancorp, Inc.	CT	FBNK
Bridge Bancorp, Inc.	NY	BDGE	Hingham Institution	MA	HIFS
BSB Bancorp, Inc.	MA	BLMT	Merchants Bancshares, Inc.	VT	MBVT
Camden National Corp.	ME	CAC	Meridian Bancorp, Inc.	MA	EBSB
Century Bancorp, Inc.	MA	CBNK	Tompkins Financial Corporation	NY	TMP
Chemung Financial Corp.	NY	CHMG	Trust Co Bank Corp NY	NY	TRST
Enterprise Bancorp, Inc.	MA	EBTC	Washington Trust Bancorp, Inc.	CT	SIFI
Financial Institutions, Inc.	NY	FISI

The Compensation Peer Group information is used as a guide in establishing reasonableness in our compensation program. The Compensation Committee did not target the elements of our compensation program at any specific level or percentile within the Compensation Peer Group, but used the information as a whole and the 50th percentile as a way to define our compensation program and assess the competitiveness and reasonableness of our pay practices. Rather than rely on a specific formula-based model, the Compensation Committee believes that retaining discretion to assess the overall performance of NEOs gives the Compensation Committee the ability to more accurately reflect individual contributions that cannot be absolutely quantified. The Compensation Committee also considers the senior incentive program tailored to provide emphasis on incentive compensation for the NEO group as an important component of our overall compensation program.

The Compensation Committee believes our financial results and total shareholder return (disclosed in our Form 10-K for the year ended December 31, 2016) compare favorably with our Compensation Peer Group indicating a solid pay-performance alignment. The Compensation Committee further believes that the compensation established for its CEO and other NEOs provides for appropriate balance between market compensation and shareholder return.

The Compensation Committee referenced market data including peer group and survey information along with guidance provided by Pearl Meyer in its process to establish and validate the appropriateness of our executive compensation compared to market and performance.

The following table summarizes our 2016 NEO compensation at the 25%, 50%, and 75% market percentiles for both base salary and total cash compensation against our established peers.

Name	2016 Base Salary[1] ($)	Peer Group Ranges of Base Salaries ($)	2016 Total Cash Compensation[2] ($)	Peer Group Ranges of Total Cash Compensation ($)
Curtis C. Simard	464,000	469,000 524,000 592,000	686,627	588,000 713,000 886,000
Josephine Iannelli	350,000	234,000 261,000 326,000	369,751	290,000 328,000 390,000
Gerald Shencavitz	285,000	234,000 261,000 326,000	366,701	290,000 328,000 390,000
Richard B. Maltz	350,000	272,000 349,000 390,000	453,459	345,000 426,000 518,000
Stephen M. Leackfeldt	235,000	199,000 251,000 286,000	297,393	242,000 310,000 430,000
Gregory W. Dalton	220,000	215,000 254,000 295,000	271,282	268,000 317,000 377,000

1.	Approved base salary figures as of year-end 2016 have been used for comparison purposes in this table.
2.	Approved base salary figures at the end of 2016 plus the amount paid to each NEO under the 2016 Annual Incentive Program is used in this table for comparison purpose.

The Compensation Committee also considers the relative scarcity of senior banking executive candidates in its immediate market area and the difficulties of recruiting out-of-market candidates to work in rural Maine. The Compensation Committee does not use any formal, fixed or indexed criteria for establishing compensation levels for any of our NEOs within market identified ranges. The Compensation Committee believes that the growth in total compensation provided to our executive officers should be weighted towards variable compensation including cash and equity incentives which tie directly to corporate performance with less emphasis upon growth in base salaries.

Compensation Plan Components

Our executive compensation program applicable to the NEOs is composed of the following primary components: (i) base salaries and benefits; (ii) annual incentive cash compensation programs; (iii) long-term incentives in the form of stock options and grants; and (iv) retirement benefits including the Company’s 401(k) plan and future payments to Gerald Shencavitz, retired CFO as the last participant under a legacy SERP program.

Base Salary and Benefits

Our executive compensation program provides base salaries and benefits, which include health and life insurance programs, a 401(k) retirement program and vacation awards to compensate executive officers for the performance of core duties and responsibilities associated with their positions. The Compensation Committee reviews base salaries annually in the context of the comparative industry information, as described above. The Compensation Committee also considers the specific contributions of the individual executive officer and the officer’s opportunity for professional growth, as well as market factors, when it sets and adjusts base salaries. In addition, the Compensation Committee considers the prevailing economic climate, our overall performance and our most current business plan.

Upon performance evaluations and the advice and market salary data supplied by Pearl Meyer, the Compensation Committee made performance and market adjustments resulting in the approved base salaries for 2016 below:

Named Executive Officer	2016 Base Salary[1] ($)
Curtis C. Simard	464,000
Josephine Iannelli	350,000
Gerald Shencavitz	285,000
Richard B. Maltz	350,000
Stephen M. Leackfeldt	235,000
Gregory W. Dalton	220,000

1.	Base salaries represented in the above chart are annualized as of December 31, 2016 for comparison purposes. Ms. Iannelli joined the Company in October 2016 and her salary has been annualized for comparison purposes. Mr. Maltz’ s base salary is presented to be reflective of his promotion to Executive Vice President, Chief Operating Officer, and Chief Risk Officer, effective in September 2016.

Short-term, Annual Incentive Cash Compensation Program

During 2016, nine senior managers including the NEOs, participated in an annual cash incentive compensation plan developed under the guidance of Pearl Meyer. The program is designed to provide meaningful incentives tied to our annual initiatives to optimize profitability, growth, excellence in individual performance, and to promote teamwork among its participants. This plan was approved by the Board for 2016 and is detailed below.

Incentive Payout Opportunity. Each participant had a target incentive opportunity based on their role. The target incentive reflected a percentage of base salary determined to be consistent with competitive market practices. Actual awards varied based on achievement of specific goals. The opportunity reflects a range of potential awards. Actual awards ranged from 0% (for not achieving minimal performance) to 150% of target (for exceptional performance). The table below summarizes the incentive ranges for the 2016 plan year.

2016 Short-Term Incentive Opportunities
Role	Below Threshold	Threshold (50% of Target Percentage)	Target (100%)	Stretch (150% of Target Percentage)
President /CEO	0%	19.00%	38.00%	57.00%
EVP & CFO/COO[1]	0%	14.00%	28.00%	42.00%
EVP	0%	12.50%	25.00%	37.50%

1.	Mr. Maltz participated in the program at the EVP level from January through September and upon his promotion to Executive Vice President, Chief Operating Officer and Chief Risk Officer participated for the remainder of the year with the higher payout opportunity.

Program Trigger. In order for the Annual Incentive Program to ‘activate’ or turn on, we needed to achieve at least $13,402 in Net Income to Common Shareholders for 2016. If we did not meet this level, the plan would not pay out any awards for the year, regardless of performance on other goals.

Annual Incentive Program Measures. Each participant had predefined performance goals to determine their short-term incentive award. Bar Harbor Bankshares common team goals for 2016 were Net Income and a managed Efficiency Ratio. In addition, each executive was assigned individual goals reflecting their individual contributions based on their role. The specific allocations of goals were weighted to reflect the focus and contribution for each position in the Company.

The following table and footnotes shows the specific performance goals at Threshold, Target (budget or improvement over prior year measurements) and Stretch for each of the NEOs during 2016. The Board of Directors approved the appropriateness of adjusting Net Income and Efficiency ratio as a result of the project expenses resulting from the LSBG merger when calculating the 2016 payments to NEOs.

Curtis C. Simard President and Chief Executive Officer
Eligible Salary	$464,000.00	Eligible Salary		$464,000.00	Eligible Salary		$464,000.00
Incentive Threshold (%)	19.00%	Incentive Target (%)		38.00%	Incentive Stretch (%)		57.00%
Incentive Threshold ($)	$88,160	Incentive Target ($)		$176,320	Incentive Stretch ($)		$264,480
Performance Goals					Payment Range[1]

Incentive Measures	Threshold	Target	Stretch	Weight	Threshold	Target	Stretch
Net Income ($thousands)	$13,402	$14,411	$15,852	50.00%	9.50%	19.00%	28.50%
Efficiency Ratio	59.60%	57.60%	55.60%	25.00%	4.75%	9.50%	14.25%
Past Dues[2]	190bps	150bps	125bps	8.33%	1.58%	3.17%	4.75%
Charge offs[2]	25bps	20bps	15bps	8.33%	1.58%	3.17%	4.75%
NPL+OREO[2]	200bps	150bps	125bps	8.33%	1.58%	3.17%	4.75%

TOTALS				100.00%	19.00%	38.00%	57.00%

Josephine Iannelli Executive Vice President and Chief Financial Officer
Eligible Salary	$53,846	Eligible Salary		$53,846	Eligible Salary		$53,846
Incentive Threshold (%)	14.00%	Incentive Target (%)		28.00%	Incentive Stretch (%)		42.00%
Incentive Threshold ($)	$7,538	Incentive Target ($)		$15,077	Incentive Stretch ($)		$22,615
Performance Goals					Payment Range[1]

Incentive Measures	Threshold	Target	Stretch	Weight	Threshold	Target	Stretch
Net Income ($thousands)	$13,402	$14,411	$15,852	50.00%	7.00%	14.00%	21.00%
Efficiency Ratio	59.60%	57.60%	55.60%	20.00%	2.80%	5.60%	8.40%
Net Investment. Income	$18,988	$19,376	$21,314	10.00%	1.40%	2.80%	4.20%
Investment Yield Percentile Against Peer	48th	50th	75th	20.00%	2.80%	5.60%	8.40%

TOTALS				100.00%	14.00%	28.00%	42.00%

Richard B. Maltz Executive Vice President Chief Operating Officer and Chief Risk Officer	(January through September)
Eligible Salary	$309,808	Eligible Salary		$309,808	Eligible Salary		$309,808
Incentive Threshold (%)	12.50%	Incentive Target (%)		25.00%	Incentive Stretch (%)		37.50%
Incentive Threshold ($)	$31,875	Incentive Target ($)		$63,750	Incentive Stretch ($)		$95,625
Performance Goals					Payment Range[1]

Incentive Measures	Threshold	Target	Stretch	Weight	Threshold	Target	Stretch
Net Income ($thousands)	$13,402	$14,411	$15,852	30.00%	3.75%	7.50%	11.25%
Efficiency Ratio	59.60%	57.60%	55.60%	20.00%	2.50%	5.00%	7.50%
Project Implementation[3]	CEO	Recommendation		35.00%	4.38%	8.75%	13.13%
Past Dues[2]	190bps	150bps	125bps	5.00%	.63%	1.25%	1.88%
Charge offs[2]	25bps	20bps	15bps	5.00%	.63%	1.25%	1.88%
NPL+OREO[2]	200bps	150bps	125bps	5.00%	.63%	1.25%	1.88%

TOTALS				100.00%	12.50%	25.00%	37.50%

Richard B. Maltz Executive Vice President Chief Operating Officer and Chief Risk Officer	(October through December)
Eligible Salary	$309,808	Eligible Salary		$309,808	Eligible Salary		$309,808
Incentive Threshold (%)	14.00%	Incentive Target (%)		28.00%	Incentive Stretch (%)		42.00%
Incentive Threshold ($)	$43,373	Incentive Target ($)		$86,746	Incentive Stretch ($)		$130,119
Performance Goals					Payment Range[1]

Incentive Measures	Threshold	Target	Stretch	Weight	Threshold	Target	Stretch
Net Income ($thousands)	$13,402	$14,411	$15,852	30.00%	4.20%	8.40%	12.60%
Efficiency Ratio	59.60%	57.60%	55.60%	20.00%	2.80%	5.60%	8.40%
Project Implementation[3]	CEO	Recommendation		35.00%	4.90%	9.80%	14.70%
Past Dues[2]	190bps	150bps	125bps	5.00%	.70%	1.40%	2.10%
Charge offs[2]	25bps	20bps	15bps	5.00%	.70%	1.40%	2.10%
NPL+OREO[2]	200bps	150bps	125bps	5.00%	.70%	1.40%	2.10%

TOTALS				100.00%	14.00%	28.00%	42.00%

Stephen M. Leackfeldt Executive Vice President Retail Banking
Eligible Salary	$235,000	Eligible Salary		$235,000	Eligible Salary		$235,000
Incentive Threshold (%)	12.50%	Incentive Target (%)		25.00%	Incentive Stretch (%)		37.50%
Incentive Threshold ($)	$29,375	Incentive Target ($)		$58,750	Incentive Stretch ($)		$88,125
Performance Goals					Payment Range[1]

Incentive Measures	Threshold	Target	Stretch	Weight	Threshold	Target	Stretch
Net Income ($ thousands)	$13,402	$14,411	$15,852	30.00%	3.75%	7.50%	11.25%
Efficiency Ratio	59.60%	57.60%	55.60%	25.00%	3.13%	6.25%	9.38%
Retail Deposits	$650,640	$663,918	$730,310	10.00%	1.25%	2.50%	3.75%
Deposit Rate	0.40%	0.39%	0.35%	10.00%	1.25%	2.50%	3.75%
Avg. Cons. Loans	$479,272	$489,053	$537,958	10.00%	1.25%	2.50%	3.75%
Past Dues[2]	190bps	150bps	125bps	5.00%	0.63%	1.25%	1.87%
Charge offs[2]	25bps	20bps	15bps	5.00%	0.63%	1.25%	1.88%
NPL+OREO[2]	200bps	150bps	125bps	5.00%	0.63%	1.25%	1.88%

TOTALS				100.00%	12.50%	25.00%	37.50%

Gregory W. Dalton Executive Vice President Business Banking
Eligible Salary	$220,000	Eligible Salary		$220,000	Eligible Salary		$220,000
Incentive Threshold (%)	12.50%	Incentive Target (%)		25.00%	Incentive Stretch (%)		37.50%
Incentive Threshold ($)	$27,500	Incentive Target ($)		$55,000	Incentive Stretch ($)		$82,500
Performance Goals					Payment Range[1]

Incentive Measures	Threshold	Target	Stretch	Weight	Threshold	Target	Stretch
Net Income ($thousands)	$13,402	$14,411	$15,852	20.00%	2.50%	5.00%	7.50%
Efficiency Ratio	59.60%	57.60%	55.60%	10.00%	1.25%	2.50%	3.75%
Avg. Commercial Loans	$562,937	$574,426	$631,869	30.00%	3.75%	7.50%	11.25%
Avg. Commercial/Non Personal Deposits	$229,054	$233,729	$257,102	15.00%	1.88%	3.75%	5.63%
Past Dues[2]	190bps	150bps	125bps	8.34%	1.04%	2.09%	3.13%
Charge offs[2]	25bps	20bps	15bps	8.34%	1.04%	2.08%	3.12%
NPL+OREO[2]	200bps	150bps	125bps	8.34%	1.04%	2.08%	3.12%

TOTALS				100.00%	12.50%	25.00%	37.50%

Gerald Shencavitz Executive Vice President and Chief Financial Officer
Eligible Salary	$222,738	Eligible Salary		$222,738	Eligible Salary		$222,738
Incentive Threshold (%)	14.00%	Incentive Target (%)		28.00%	Incentive Stretch (%)		42.00%
Incentive Threshold ($)	$31,183	Incentive Target ($)		$62,367	Incentive Stretch ($)		$93,550
Performance Goals	Payment Range[1]

Incentive Measures	Threshold	Target	Stretch	Weight	Threshold	Target	Stretch
Net Income ($thousands)	$13,402	$14,411	$15,852	50.00%	7.00%	14.00%	21.00%
Efficiency Ratio	59.60%	57.60%	55.60%	20.00%	2.80%	5.60%	8.40%
Net Investment. Income	$18,988	$19,376	$21,314	10.00%	1.40%	2.80%	4.20%
Investment Yield Percentile Against Peer	48th	50th	75th	20.00%	2.80%	5.60%	8.40%

TOTALS				100.00%	14.00%	28.00%	42.00%

1.	All Payment Range percentages rounded to two trailing decimals.
2.	The asset quality measures for Past Dues and Non-Performing Loans + Other Real Estate Owned are calculated using a 12 month average of the month-end actual data for the calendar year. The Charge off percentage is measured using the actual annual net charge offs as a percentage of the average outstanding loans. The average outstanding loan figure for this calculation is measured by averaging the actual outstanding loans at each month end.
3.	The results of Mr. Maltz’ s project implementation measure are based on a recommendation from the CEO and final approval by the Board of Director’s Compensation Committee

Annual Incentive Payment Summary. Below is a summary of the annual incentive awards paid for 2016 performance:

Named Executive Officer[1]	Percentage of Base (%)	Total Payout ($)	Net Income[2] ($)	Efficiency Ratio[3] ($)	Credit Asset Quality[4] ($)	Loan and Deposit Growth[5] ($)	Individual Goals[6] ($)
Curtis C. Simard	47.98	222,627	132,244	24,249	66,134	—	—
Josephine Iannelli[1]	36.68	19,751	11,308	1,658	—	—	6,785	[2]
Richard B. Maltz[1]	33.39	103,459	34,853	8,775	17,938	—	41,893	[4]
Stephen M. Leackfeldt	26.55	62,396	26,438	8,060	13,230	8,474	6,194	[5]
Gregory W. Dalton	23.31	51,286	16,500	3,018	20,658	11,110	—
Gerald Shencavitz[1]	36.68	81,700	46,775	6,860	—	—	28,065	[6]

Totals		541,219	268,118	52,620	117,960	19,584	82,937

1.	Payout percentages for Ms. Iannelli and Mr. Shencavitz were prorated based on their time employed during 2016. The results of Mr. Maltz’s incentive are the weighted average of two plans based on a change of position effective the last quarter of 2016. Mr. Maltz’s payout was pro-rated based on his promotion to Chief Operating Officer.
2.	Net Income adjusted for project expenses exceed 110% of the approved Target measure and was capped at maximum Stretch ceiling.
3.	Efficiency Ratio adjusted for project expenses calculated slightly over the Threshold measure.
4.	The asset quality measures for Past Dues and Non-Performing Loans + Other Real Estate Owned are calculated using a 12 month average of the month-end actual data for the calendar year. The Charge off percentage is measured using the actual annual net charge offs as a percentage of the average outstanding. The average outstanding for this calculation is measured by averaging the actual outstanding loans at each month end. All three of the measures exceed the approved Target and payment was capped at the maximum ceiling.

5.	Mr. Leackfeldt and Mr. Dalton had measures for Loan and Deposit Growth. Mr. Leackfeldt received payment on the growth of retail deposits that feel between Target and Stretch. His payment calculation for consumer Loan growth paid out at slightly under Stretch. Mr. Dalton received payment on Commercial Deposit Growth of between Target and Stretch, but did not meet the minimum growth for Average Commercial Loans to achieve a payment for 2016 under this measure.
6.	Ms. Iannelli earned $2,262 for exceeding investment income targets, and $4,523 for investment yield measured against peers for a total incentive payment of $6,785 in this category. The results of Mr. Maltz’ s strategic project implementation measure are based on a recommendation from the CEO with final approval by the Compensation Committee and was paid at Stretch in recognition of his significant contribution. Mr. Shencavitz earned $9,355 for exceeding investment income targets, and $18,710 for investment yield measured against peers for a total incentive payment of $28,065 in this category.

Details of the above are disclosed in Threshold, Target and Stretch (maximum) categories in the “Grants of Plan-Based Awards” table under the heading “Executive Compensation Tables” found elsewhere in this proxy statement.

Long-term Incentives

Equity Plans. Since adopting the first Stock Option Plan in 2000, we have provided certain officers, including our NEOs, with an equity-based compensation component in the form of stock options. This compensation component is used to align the interest of our participating officers and managers, particularly executive officers, with those of shareholders over a long-term horizon, and to serve as a retention tool. Grants are made for qualified individuals, and from time to time, for special recognition. We award all grants at the closing market price of the business day of the enabling vote or date of hire. The Board also sets the vesting schedule, which is a currently a period of one to three years. The Stock Option Plans adopted in 2000 and 2009 may no longer issue stock grants and the grants previously made under these two plans to NEOs and other management members are nearing expiration. Members of the management team periodically exercise these maturing options. The Board adopted the Equity Incentive Plan of 2015 (the “2015 Plan”), which was approved by shareholders at the 2015 Annual Meeting, under which equity grants, may currently be issued. Information pertaining to outstanding options and equity awards are disclosed in the “Outstanding Equity Awards at Fiscal Year-end” table under the heading “Executive Compensation Tables” found elsewhere in this proxy statement.

The Board utilizes a Long-Term Incentive Program for senior management members as part of their total compensation. Pearl Meyer assisted the Compensation Committee with the initial plan design and periodically evaluates appropriate reward levels. The program is designed to be made up of three-year rolling plans utilizing shares made available through the 2009 Plan and 2015 Plan. Grants may be given in time-vested restricted stock, performance-vested restricted stock, or a combination of both. The purpose of the program is to align executives’ interests with shareholder interests, increase executive stock ownership, ensure sound risk management by providing a balanced view of performance and reward over a longer time horizon, and position our total compensation offerings to be competitive with the market to attract and retain strong talent needed to drive our success.

The Board has currently approved Long-Term Incentive Programs covering the 2014-2016, 2015-2017, and 2016-2018 calendar years. Eight current senior managers and three retired executives (on a pro-rated basis), including NEOs Simard, Iannelli, Maltz, Leackfeldt and Dalton, participate in these Long-Term Incentive Programs. Target reward opportunities are based on role. Equity awards are calculated as a percentage of base salary to determine the number of shares available for awards. See the Table Grants of Plan Based Awards (columns f-i) on page 34 to reference the actual shares awarded under the 2016-2018 Plan year to each NEO.

Long-Term Incentive
Role	Grant	Below Threshold	Threshold Percentage of Salary	Target Percentage of Salary	Stretch Percentage of Salary
President /CEO	Time-vested		N/A	15.00%	N/A
	Performance	0%	7.50%	15.00%	22.50%
EVP CFO/COO	Time-vested		N/A	13.75%	N/A
	Performance	0%	6.88%	13.75%	20.63%
EVP	Time-vested		N/A	12.50%	N/A
	Performance	0%	6.25%	12.50%	18.75%

The Long-Term Incentive Programs consist of both time-vested restricted shares and performance shares. Fifty percent of the grants to each participant are time-vested with a third of the shares vesting in each of the years covered. Grants are contingent upon continued employment with a pro-rated portion vesting in the event of a participant retirement. The time-vested shares also have a post-vesting holding period of one year for shares under the 2014-2016 and 2015-2017 Long-Term Incentive Programs and three years for shares under the 2016-2018 Long-Term Incentive Program. At the time of vesting, sufficient shares may be withheld to cover the executive’s tax liabilities.

The remaining 50% of the shares are performance-vested shares to be awarded at the end of the three-year measurement period and upon attainment of the performance goals. Relative Return on Assets (ROA) measured against the SNL $750 to $3B Bank Index peer group will determine the performance award for each of the three year plans. The most current plan spans 2016-2018. The average of the twelve quarters within the plan year is calculated and measured against peer results for the same period. A result below the 45th percentile of the peer group would fall below Threshold and no payment would be due or paid. Target is calculated at the 50th percentile when measured against the peer group, and the plan Stretch is capped at the 75th percentile. In addition to relative ROA, there is a Total Shareholder Return (TSR) modifier to further align shareholder interest. If BHB’s TSR calculation for the same performance measurement period is negative, a payout cannot exceed Threshold regardless of the relative ROA performance results.

Benefits, Retirement and Post-Termination Compensation Elements

We provide a 401(k) plan for all employees meeting minimum age and service requirements. In addition, we maintain a SERP for the former Executive Vice President and CFO, Mr. Shencavitz, who retired from the Company and the Bank in 2016. Payments under this program will be for $7,225 per month for 240 months. This is a legacy program and Mr. Shencavitz will be the last participant under this legacy program.

We also maintain employment agreements with NEOs Simard and Iannelli, and change in control agreements for NEOs Maltz, Leackfeldt and Dalton. These agreements provide for, among other things, the payment of their salary and other specified benefits for a period of 12, 18, and 24 months in the event of both a change of control of the Company and subsequent termination (or constructive termination) within set timeframes after a change in control, unless such termination was for cause. These specific payments and timeframes were established under the advice of a compensation consultant and employment attorney as representative of similar type agreements in the industry.

The Compensation Committee feels that these agreements are necessary to provide a competitive total compensation plan to attract and retain the employment of the NEOs who are a party to the agreements.

Other Compensation and Benefits

In addition to the foregoing, all our executive officers are entitled to participate in certain group health, dental, disability and term life insurance benefits. In accordance with our policy, all such benefits are generally available to employees of the Company and its subsidiaries.

Stock Ownership Guidelines

The Bylaws of the Company require that each director own a minimum of 500 shares no later than one year following their initial election to the Board. In addition, the Board has implemented a policy requiring each director to own a minimum of five times his or her annual cash retainer. Ownership must be attained within five years of a director’s initial election and may include their 500 qualifying shares.

All current Director-nominees meet or exceed the ownership requirement required under this policy based on their tenor on the Board. Director nominee, Leonard R. Cashman, if elected, presently holds sufficient shares to meet this ownership requirement.

While all of the Company’s executive officers hold Company stock or will be granted shares in the near future under the Company’s equity programs, the Company does not have specific guidelines regarding stock ownership for its NEOs at this time. The Board has implemented retention periods on equity issued under the Company’s Long Term Incentive Program for its NEOs. However, the Company encourages stock ownership and reviews overall ownership levels on a periodic basis.

Hedging and Pledging

All directors and employees (including NEOs) are prohibited from engaging in any speculative transaction designed to hedge or offset any decrease in market value of our securities, including hedging of our stock. We also prohibit any pledging of our securities in a margin account and restrict all other pledging of any of our securities by requiring directors and employees to obtain the prior approval of the Audit Committee before entering into any such agreement in a financial arrangement.

Our Insider Trading Policy further prohibits directors and employees from short-swing transactions and trading in Company securities at a time when they are in possession of insider information.

Compliance with Code Section 409A

Our compensation plans subject to Section 409A of the Internal Code of 1986 (the “Code”) are operated to comply with the Section 409A tax provisions of the Code.

Policy on Code Section 162(m)

Section 162(m) of the Code disallows publicly traded companies from receiving a tax deduction on compensation paid to certain executive officers in excess of $1 million unless, among other things, the compensation meets the requirements for performance-based compensation. In structuring the compensation programs and in determining executive compensation, the Compensation Committee takes into consideration the deductibility limit for compensation and the performance-based requirements of Section 162(m). None of our employees exceeded the $1 million dollar threshold during 2016.

CEO Employment Agreement.

In 2013, we entered into a written employment agreement with Mr. Simard, as President and CEO (“the CEO Employment Agreement”). The CEO Employment Agreement provides for the payment of an annual base salary to him of not less than $375,000 paid in substantially equal installments in accordance with our compensation policies and procedures on the pay dates established by us for our senior executive officers. He also participates in any short-term, long-term, or other performance compensation plans agreed upon by the parties during the term of the CEO Employment Agreement in concert with our evolving goals and objectives. The CEO Employment Agreement currently has a term of one year with automatic extensions of one year each in the absence of notice from us of our intention not to extend the term of the CEO Employment Agreement.

The CEO Employment Agreement also provides for a lump sum payment of two times his salary plus medical, dental and vision benefits for Mr. Simard and his eligible dependents in the event Mr. Simard is involuntary terminated without cause or voluntarily terminated for good reason. This payment shall be reduced to a one times multiplier in the event the CEO Employment Agreement is not renewed. With limited exceptions, it also allows for a severance payment to him in the event his employment is terminated within one year prior to or following certain events defined to constitute a change in control of the Company. This severance payment resulting from a termination of employment (constructive termination) following a change in control is equal to two times his base annual salary, incentive compensation payments earned and any accrued but unused vacation time. In addition, if Mr. Simard had any unvested stock options/grants they would vest in accordance with the terms of the plans under which they were granted and vest fully upon a change in control. Any payments due him would be reduced to the extent necessary to ensure that no portion of such payment will be non-deductible by us under Code Section 280G or will be subject to excise tax imposed by Code Section 4999.

The CEO Employment Agreement also restricts Mr. Simard’s ability to compete with us during the term and for a period of one year following the cessation of his employment with us regardless of reason within a 150 air mile radius from Bar Harbor, Maine.

Compensation of the CEO. On an annual basis, the Compensation Committee reviews the existing compensation plan for our CEO. The Compensation Committee reviews his compensation plan in the context of our overall performance, the achievement of certain financial and non-financial goals and the judgment of the entire Board as to the quality of his leadership. In addition, the Compensation Committee will compare his compensation to CEOs of our Compensation Peer Group and salary survey information for comparable positions. In making these comparisons, the Compensation Committee will take into account appropriate differences in the size, business model, and financial performance of the other banking institutions.

In accordance with the CEO Employment Agreement, the Compensation Committee reviews his base salary no less often than annually and may recommend an increase in his base salary to the Board at the Compensation Committee’s sole discretion.

As further discussed below, Mr. Simard participated in the structured annual incentive cash compensation plan provided to all executive officers. During 2016, Mr. Simard earned an award amounting to $222,627.

During 2016, the Compensation Committee granted Mr. Simard restricted time-vested shares and the potential for an issue of restricted performance shares under the 2016-2018 Long Term Incentive Program. He is required to hold the time-vested and any performance shares issued for a minimum of three years from the issue date. Mr. Simard is a member of the Board. He does not receive any director fees for participating in the activities of the Board.

Other Employment Agreements, Change in Control, Confidentiality and Non-Competition Agreements. We entered into an Employment Agreement with Ms. Iannelli which includes change in control, confidentiality and non-competition provisions. This agreement provides Ms. Iannellii severance of salary for 24 months and benefits for a period of 18 months in the event of both a change of control of the Company and subsequent termination (or constructive termination) within 12 months after a change of control, unless such termination was for cause. In addition, Ms. Iannellii’ s equity grants will vest in accordance with the terms of the plans under which they were granted and vest fully upon a change in control.

We have also entered into Change in Control, Confidentiality and Non-Competition Agreements with BHBT’s Executive Vice Presidents, Richard B. Maltz, Stephen M. Leackfeldt, and Gregory W. Dalton along with four other management employees. Their agreements provide for severance of salary for a period of 12 to 24 months and benefits for 12 months in the event of both a change of control of the Company and subsequent termination (or constructive termination) within 12 months of a change of control, unless such termination was for cause.

All of these agreements were entered into as part of a total compensation program to attract and/or retain qualified executives and not entered into in response to any effort known to the Board of Directors by any party or entity to acquire control of the Company.

Incentive Cash Compensation. During 2016 NEOs, Messrs. Simard, Maltz, Dalton, Leackfeldt, and retired NEO Shencavitz and Ms. Iannelli participated in an annual cash incentive compensation program with a combination of team and individual goals representing opportunities for incentive payments. Ms. Iannelli and Mr. Shencavitz received pro-rated incentive payouts based on their employment during 2016. Mr. Maltz’s payment was also adjusted due to an increase in his eligible payment level upon his promotion during 2016. We paid out a total of $541,213 in February 2017 to the six NEOs based on the 2016 measurement period.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards will subject any participant to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by the plan to which the participant would otherwise be entitled will be revoked or subject to “claw back.”

The plan is based on a balance of multiple measures, layered oversight, and reasonable ceilings for exceptional performance. These two basic plan features structure the plan to discourage excessive risk and rewards. The Compensation Committee reviewed the plan design to insure it is in line with best practices for risk.

Executive Compensation Tables

Summary Compensation Table

The following table discloses compensation for the years ended December 31, 2016, 2015 and 2014 received by the NEOs.

Name and Principal Position	Year	Base Salary Received[1] ($)		Bonus ($)		Stock Awards[2] ($)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($)	All Other Compen- sation[4] ($)	Total ($)
(a)	(b)	(c)		(d)		(e)	(g)	(h)	(i)	(j)
Curtis C. Simard President & CEO of the Company/BHBT	2016 2015 2014	464,000 438,000 412,500		— — 50,000	[5]	272,382 164,256 154,707	222,627 203,775 180,984	— — —	23,035 22,600 23,402	982,044 828,631 821,593
Josephine Iannelli EVP, CFO and Treasurer of the Company/BHBT	2016	53,846	[6]	130,000	[7]	—	19,751	—	1,731	205,328
Richard B. Maltz EVP, Chief Operating Officer and Chief Risk Officer of BHBT	2016 2015 2014	309,808 255,000 67,692	[6] [6]	— — 25,000	[8]	53,925 82,048 81,934	103,459 83,247 15,785	— — —	14,076 12,922 542	481,268 433,217 190,953
Stephen M. Leackfeldt EVP, Retail Banking of BHBT	2016 2015 2014	235,000 225,000 208,000		— — —		76,456 70,320 65,020	62,393 62,109 45,946	— — —	13,287 13,011 12,445	387,136 370,440 331,411
Gregory W. Dalton EVP, Business Banking of BHBT	2016 2015 2014	220,000 203,000 190,000		— — —		74,506 63,440 59,374	51,282 60,551 41,168	— — —	14,030 11,844 11,528	359,818 338,835 302,070
Gerald Shencavitz Retired EVP, CFO and Treasurer of the Company and EVP, CFO and COO of BHBT	2016 2015 2014	222,738 275,000 255,000	[6]	— — —		102,453 94,560 87,685	81,700 94,616 74,807	114,955 108,945 183,693	21,436 17,500 17,813	543,282 590,621 618,998

1.	Included in salary amounts disclosed in (c) above for each NEO are monies they deferred pursuant to our 401(k) Plan, which allows our employees and employees of our wholly owned subsidiaries to defer monies from their compensation, subject to applicable limitations in Code Section 401(k), and amounts deferred pursuant to our Section 125 Cafeteria Plan providing health, life, and disability insurance benefits. Employees, including NEOs, are paid on a bi-weekly basis most calendar years.
2.	Amounts in this column represent grants made to NEOs under the Long Term Incentive Plans computed at the probable level and in accordance with FASB ASC Topic 718 and are materially consistent with those used to calculate the stock awards, which are set forth in Footnote 15 to our audited consolidated financial statements contained in our Form 10-K for the year ended December 31, 2016. Amounts payable under the performance grants for the Long-Term Incentive Plan at the probable level to Messrs. Simard, Maltz, Leackfeldt, Dalton, Ms. Iannelli, and retired CFO Shencavitz would be $488,791, $283,488, $206,984, $189,949, 139,293 and $277,898, respectively. Amounts payable under the Long Term Incentive Plan at Stretch to Messrs. Simard, Maltz, Leackfeldt, Dalton, Ms. Iannelli, and retired CFO Shencavitz would be $492,956, $285,946, $208,774, $191,602, $140,251, and $280,273, respectively.
3.	The amounts in this column reflect the changes in value of the SERP between December 31, 2016, December 31, 2015, and December 31, 2014 in accordance with FASB ASC Topic 715, details which are set forth in Footnote 16 to our audited consolidated financial statements contained in our Form 10-K for the year ended December 31, 2016. Amounts for 2014, 2015 and 2016 primarily reflect changes in the applicable discount rate.
4.	Other Annual Compensation includes match and contribution amounts into our 401(k) plan in the same formula and schedule as available to all other employees and such other items as imputed life insurance amounts on group term insurance in excess of the allowable $50,000, non-taxable IRS limit. Please see the table following for further detail.
5.	Mr. Simard received a sign on bonus of $100,000 with $50,000 payable in 2013 and the remaining $50,000 payable in 2014 as provided for in his employment agreement upon joining the Company.
6.	Base salaries for Ms. Iannelli, Mr. Maltz and Mr. Shencavitz represent pro-rated amounts of their approved base salaries representing the time worked during the identified year.
7.	Ms. Iannelli received a sign on bonus of $100,000 upon joining the Company in October, 2016 and an additional discretionary payment of $30,000 in recognition of her strategic contribution to the Company during 2016.
8.	Mr. Maltz received a sign on bonus in the amount of $25,000 upon joining the Company in 2014.

The NEOs also participate in certain group life, health and disability insurances and medical reimbursement plans not disclosed in the Summary Compensation Table that are generally available to all employees and do not discriminate in scope, terms and operation. The table below provides detail on the amounts comprising the column entitled “All Other Compensation” contained in the Summary Compensation Table for 2016.

Name	Employer 401(k) Contribution Match and Contribution ($)	Club Dues ($)	Spousal Travel ($)	Auto- mobile Allow- ance ($)	Miscell- aneous[1] ($)	Imputed Life Insurance ($)	SERP[2] ($)	Total ($)
Curtis C. Simard	10,600	1,000	—	10,625	—	810	—	23,035
Josephine Iannelli	—	—	—	1,667	22	42	—	1,731
Richard B. Maltz	10,600	—	—	1,154	—	2,322	—	14,076
Stephen M. Leackfeldt	10,600	—	—	—	—	2,687	—	13,287
Gregory W. Dalton	10,600	—	—	1,154	264	2,012	—	14,030
Gerald Shencavitz	10,600	—	—	—	—	2,877	7,959	21,436

1.	This column represents amounts received by the NEO for incentives participating in our high deductible health insurance plan.
2.	This amount represents the final applicable Medicare gross up (1.45%) amount on Mr. Shencavitz’ s future SERP benefit.

We provide non-cash perquisites that do not exceed $10,000 in the aggregate for any individual and are not included in the reported figures. Benefits not disclosed in the table above are of de minimis value such as incidental service fee waivers on deposit accounts or safe deposit rental fees.

Grants of Plan-Based Awards

The following table sets forth information regarding plan-based awards granted to the NEOs during the last fiscal year under the 2016 Annual Incentive Plan. Amounts disclosed are based on 2016 eligible salaries received by the participants. The time-vested grants under the 2016-2018 Long Term Plan are shown under Target and the range of the possible performance award for the 2016-2018 plan is also disclosed for each participant and adjusted for the three-for-two stock split to shareholders of record on March 7, 2017.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All other Stock Awards; Number of shares of Stock or units[3]
Name		Grant Date	Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)	(#)
(a)	Plan Name	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Curtis C. Simard	2016 Annual Plan		88,160	176,320	264,480	—	—	—	—
	2016-2018 Long-Term Plan	01/01/2016	—	—	—	1,516	3,033	4,549	3,033
Josephine Iannelli[4,5]	2016 Annual Plan	10/25/2016	7,538	15,077	22,615	—	—	—	—
	2016-2018 Long-Term Plan	01/01/2016	—	—	—	1,141	2,283	3,424	2,283
Richard B. Maltz[6,7]	2016 Annual Plan[6]		43,373	86,746	130,119	—	—	—	—
	2016-2018 Long-Term Plan[7]	01/01/2016 09/28/2016	—	—	—	1,046	2,092	3,138	2,092
Stephen M. Leackfeldt	2016 Annual Plan		29,375	58,750	88,125	—	—	—	—
	2016-2018 Long-Term Plan	01/01/2016	—	—	—	639	1,279	1,918	1,279
Gregory W. Dalton	2016 Annual Plan		27,500	55,000	82,500	—	—	—	—
	2016-2018 Long-Term Plan	01/01/2016	—	—	—	599	1,198	1,797	1,198
Gerald Shencavitz[1]	2016 Annual Plan		31,183	62,367	93,550	—	—	—	—
	2016-2018 Long-Term Plan[4]	01/01/2016	—	—	—	284	568	852	568

[1]	The Annual Incentive Program detail in columns (c), (d), and (e) is for the calendar year ended December 31, 2016.
[2]	Amounts in columns (f), (g), and (h) represent the number of performance shares granted under the Long-Term Incentive Plans in 2016. See the following table for additional detail.

[3]	Amounts in column (i) represent the number of time-vested shares granted to NEOs in 2016 under the Long Term Incentive Plans.
[4]	Amounts shown in columns (c), (d), and (e) for Ms. Iannelli and Mr. Shencavitz are based on their pro-rated annual salaries for the time of their employment in 2016.
[5]	Amounts shown in columns (f), (g), (h) and (i) for Ms. Iannelli represent grants to her in 2016 and pro-rated for the 2014-2016, 2015-2017, and 2016-2018 plans.
[6]	Amounts in columns (c ), (d), and (e ) for Mr. Maltz for the Annual 2016 Plan represent potential payments at the Executive Vice President and Chief Operating Officer level detailed on page 24.
[7]	Amounts shown in columns ( f), (g), (h) and (i) for Mr. Maltz represent grants to him in 2016 at the Executive Vice President level plus pro-rated amounts based the Executive Vice President and Chief Operating Officer level both detailed on page 29 under the 2014-2016 and 2015-2017, and 2016-2018 plan years.

Outstanding Equity Awards at Fiscal Year-End-2016

(Numbers and dollars are adjusted for the Three for two stock split payable March 21, 2017)

	Option Awards						Stock Awards
Name	Number of Securities Under- lying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Un- exercisable (#)	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Curtis C. Simard	—		—	—	—	—	6,198	195,547	14,176	447,253
Josephine Iannelli							2,283	72,029	3,426	108,090
Richard B. Maltz[5]	—		—	—	—	—	3,565	112,476	7,050	222,428
Stephen M. Leackfeldt	—		—	—	—		2,626	82,850	6,003	189,395
Gregory W. Dalton			—	—	—		2,418	76,288	5,505	173,683
Gerald Shencavitz	6,852	[3]	—	—	21.00	03/31/2017	1,159	36,566	2,626	82,850

[1]	Amounts in column (g) represent time-vested shares payable in 2017, 2018, and 2019. The amount in column (h) represents the total value of those shares at December 31, 2016 with the closing price of $47.33 per share adjusted hypothetically for a three-for-two stock split to $31.55.
[2]	Amounts in column (i) represent the performance shares payable in 2017, 2018, and 2019 if paid at Stretch. The amount in column (j) represents the total value of those shares at December 31, 2016 with the closing price of $47.33 per share adjusted hypothetically for a three-for-two stock split to $31.55.
[3]	The shares shown in column (b) for Mr. Shencavitz are shown as pre-split numbers as Mr. Shencavitz exercised these prior to the March 7, 2017 record date.

Option Exercises and Stock Vested Issued in 2016

(This table is presented with pre-split share numbers)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise[1] (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting[2] (#)	Value Realized on Vesting[1] ($)
(a)	(b)	(c)	(d)	(e)
Curtis C. Simard	0	0	8,078	272,382
Josephine Iannelli	N/A	N/A	N/A	N/A
Richard B. Maltz	0	0	1,577	53,925
Stephen M. Leackfeldt	0	0	2,254	76,456
Gregory W. Dalton	3,600	33,816	2,199	74,506
Gerald Shencavitz	679	10,679	3,020	102,453

[1]	This column represents stock options exercised in 2016 by NEOs under the 2000 or 2009 Equity Plan during the calendar year of 2016 and are shown in pre-split numbers.
[2]	This represents the number and dollar value, respectively, of restricted time-vested shares issued in 2016 to NEOs under the 2013-2015, 2014-2016 and 2015-2017 Long Term Incentive Programs. The time-vested shares must be held for a minimum of one year after issue and performance shares are required to be held for a three year period. The number of acquired shares has been adjusted for the three-for-two split payable May 19, 2014, but were paid prior to the three-for-two split with a record date of March 7, 2017.

Pension Benefits

The table below shows at December 31, 2016 the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under the SERP and using interest rate assumptions consistent with those used in Company financial statements. Additional information regarding the SERP benefits follows the table. Mr. Shencavitz retired in 2016 and he is the last participant in this legacy program.

Name	Plan Name	Number of Years of Credited Service (#)		Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)		(d)[1]	(e)
Curtis C. Simard	N/A	—		—	—
Josephine Iannelli	N/A	—		—	—
Richard B. Maltz	N/A	—		—	—
Stephen M. Leackfeldt	N/A	—		—	—
Gregory W. Dalton	N/A	—		—	—
Gerald Shencavitz	SERP	15	[2]	1,734,000	—

1.	The figures shown are determined as of the plan’s measurement date during 2016 under FASB ASC Topic 715 for purposes of our audited financial statements. For the discount rate and other assumptions used for this purpose, please refer to Note 16 in the Notes to Consolidated Financial Statements attached to the Annual Report on Form 10-K for the year ended December 31, 2016.
2.	Years of credited service are determined by the vesting schedule contained within the Plan and not years of employment with the Company.

Potential Payments upon Termination or Change in Control

We have entered into change in control agreements and maintain certain benefit plans that require us to provide compensation to executive officers in the event of a termination of employment or a change in control. The tables below set forth the amount and types of compensation payable to each executive officer upon voluntary termination without good reason, involuntary termination without cause, voluntary termination for good reason, termination for cause, death, disability, retirement, or termination after a change in control. The amounts assume a hypothetical termination of employment effective as of December 31, 2016 and include estimates of the amounts which would be paid to the executives in each specified circumstance. The actual amounts to be paid can only be determined at the time of an executive’s actual separation.

Termination and Change in Control Benefits

Termination Event	Curtis Simard(1)	Josephine Iannelli (2)	Richard Maltz(3)	Stephen Leackfeldt(4)	Gregory Dalton(5)	Gerald Shencavitz (6)
Voluntary Termination Without Good Reason
Cash Severance(A)	—	—	—	—	—	—
Pro Rata Incentive Bonus Payout (B)	222,627	19,751	103,439	62,393	51,282	81,700
Stock Options/SARS(C)	—	—	—	—	—	416,125
Accelerated Equity/SARS(D)	—	—	—	—	—	—
COBRA Eligible Benefits(E)	—	—	—	—	—	—
Nonqualified Deferred Compensation(F)	—	—	—	—	—	—
Life Insurance Proceeds/Disability Benefits(G)	—	—	—	—	—	—
Other Perquisites(H)	—	—	—	—	—	—
Total	$222,627	$19,751	$103,439	$62,393	$51,282	$497,825
Retirement(1)
Cash Severance(A)	—	—	—	—	—	—
Pro Rata Incentive Bonus Payout (B)	—	—	—	—	—	81,701
Vested Stock Options/SARS(C)	—	—	—	—	—	416,125
Accelerated Equity/SARS(D)	—	—	—	—	—	—
COBRA Eligible Benefits(E)	—	—	—	—	—	—
Nonqualified Deferred Compensation(F)	—	—	—	—	—	—
Life Insurance Proceeds/Disability Benefits(G)	—	—	—	—	—	—
Other Perquisites(H)	—	—	—	—	—	—
Total	$0	$0	$0	$0	$0	$497,826
Termination Upon Disability
Cash Severance(A)	—	—	—	—	—	—
Pro Rata Incentive Bonus Payout (B)	222,627	19,751	103,439	62,393	51,282	—
Vested Stock Options/SARS(C)	301,350	21,299	135,269	127,507	116,574	—
Accelerated Equity/SARS(D)	—	—	—	—	—	—
COBRA Eligible Benefits(E)	—	—	—	—	—	—
Nonqualified Deferred Compensation(F)	—	—	—	—	—	—
Life Insurance or Proceeds/Disability Benefits(G)	180,000	180,000	180,000	141,000	$132,000	—
Other Perquisites(H)	—	—	—	—	—	—
Total	$703,977	$221,050	$418,708	$330,900	$299,856	$0

Termination Event	Curtis Simard(1)	Josephine Iannelli (2)	Richard Maltz(3)	Stephen Leackfeldt(4)	Gregory Dalton(5)	Gerald Shencavitz (6)
Termination Upon Death(1)(5)
Cash Severance(A)	—	—	—	—	—	—
Pro Rata Incentive Bonus Payout (B)	222,627	19,751	103,439	62,393	51,282	81,700
Stock Options/SARS(C)	301,350	21,299	135,269	127,507	116,574	416,125
Accelerated Equity/SARS(D)	—	—	—	—	—	—
COBRA Eligible Benefits(E)	—	—	—	—	—	—
Nonqualified Deferred Compensation(F)	—	—	—	—	—	1,734,000
Life Insurance Proceeds/Disability Benefits(G)	$750,000	$700,000	$600,000	$470,000	$460,000	—
Other Perquisites(H)	—	—	—	—	—	—
Total	$1,273,977	$741,050	$838,708	$659,900	$627,856	$2,231,825
Involuntary Termination Without Cause
Cash Severance(A)	928,000	700,000	—	—	—	—
Pro Rata Incentive Bonus Payout (B)	222,627	19,751	—	—	—	—
Stock Options/SARS(C)			—	—		—
Accelerated Equity/SARS(D)	—	—	—	—	—	—
COBRA Eligible Benefits(E)	42,841	28,130	—	—	—	—
Nonqualified Deferred Compensation(F)	—	—	—	—	—	—
Life Insurance Proceeds/Disability Benefits(G)	—	—	—	—	—	—
Other Perquisites(H)	—	—	—	—	—	—
Total	$1,193,468	$747,881	$0	$0	$0	$0
Voluntary Termination For Good Reason
Cash Severance(A)	928,000	700,000	—	—	—	—
Pro Rata Incentive Bonus Payout (B)	222,627	19,751	—	—	—	—
Stock Options/SARS(C)	301,350	21,299	—	—	—	—
Accelerated Equity/SARS(D)	—	—	—	—	—	—
COBRA Eligible Benefits(E)	42,841	28,130	—	—	—	—
Nonqualified Deferred Compensation(F)	—	—	—	—	—	—
Life Insurance Proceeds/Disability Benefits(G)	—	—	—	—	—	—
Other Perquisites(H)	—	—	—	—	—	—
Total	$1,494,818	$769,180	$0	$0	$0	$0

Termination Event	Curtis Simard(1)	Josephine Iannelli (2)	Richard Maltz(3)	Stephen Leackfeldt(4)	Gregory Dalton(5)	Gerald Shencavitz (6)
Termination After a Change In Control
Cash Severance(A)	928,000	700,000	700,000	235,000	220,000	—
Pro Rata Incentive Bonus Payout (B)	222,627	19,751	103,439	62,393	51,282	81,700
Stock Options/SARS(C)	—	—	—	—	—	324,305
Accelerated Equity/SARS(D)	493,747	144,073	260,741	209,104	192,065	91,820
COBRA Eligible Benefits(E)	42,841	28,130	21,208	9,198	18,753	—
Nonqualified Deferred Compensation(F)	—	—	—	—	—	—
Life Insurance Proceeds/Disability Benefits(G)	—	—	—	—	—	—
Other Perquisites(H)	—	—	—	—	—	—
Tax Gross-Up	—	—	—	—	—	—
Total	$1,687,215	$901,331	$1,085,388	$515,695	$482,100	$497,825
Termination for Cause
SERP(3)	—	—	—	—	—	—
Cash Severance(A)	—	—	—	—	—	—
Pro Rata Incentive Bonus Payout (B)	—	—	—	—	—	—
Stock Options/SARS(C)	—	—	—	—	—	—
Accelerated Equity/SARS(D)	—	—	—	—	—	—
COBRA Eligible Benefits(E)	—	—	—	—	—	—
Nonqualified Deferred Compensation(F)	—	—	—	—	—	—
Life Insurance Proceeds/Disability Benefits(G)	—	—	—	—	—	—
Other Perquisites(H)	—	—	—	—	—	—
Total	$0	$0	$0	$0	$0	$0

A	Cash Severance. Severance payable to all executives represents a payment due upon a hypothetical change in control event on December 31, 2016. Twenty-four months of severance would have been payable to Mr. Simard, Ms. Iannelli, and Mr. Maltz if their employment was terminated by the Company for any reason other than cause, death, disability, or retirement as defined in their written Employment Agreements. Payments disclosed represent 12 months of salary for Leackfeldt and Dalton under their Change of Control Agreements.
B	Bonus. The amount disclosed in this row represents the bonus/incentive amounts due for 2016 but not yet paid, to each executive on December 31, 2016. These amounts were paid in February 2017. The amount of incentive payments earned for the fiscal year 2016 has also been disclosed in the “Summary Compensation Table.”
C	Stock Options/SARs. The closing per share price on the NYSE MKT exchange for our common stock on December 31, 2016 was $47.33. All options for participants are either completely vested or of no value when measured against the $47.33 closing per share price on December 31, 2016. Disclosed amounts would have been realized if the executive actually exercised the vested options in the manner provided for by the Company’s stock option plan and award agreement at the December 31, 2016 market price. In the event of a termination of employment, the executive (or the executive’s estate in the event of death) would have had the right to exercise vested stock options for a set period as specified under the plan document. All executives would have forfeited the right to exercise vested or unvested options if they had been terminated for cause.

D	Equity, Stock Options/SARs Accelerated. Figures on this line item represent the value of unvested equity grants, stock options/SARs in the event of acceleration due to a change of control event occurring on December 31, 2016. Performance shares are accelerated at Target.
E	COBRA Eligible Benefits. The amount disclosed represents the cost of continued health, dental, and vision coverage for a period of 24 months for Simard, 18 months for Iannelli, and 12 months for Maltz, Leackfeldt and Dalton.
F	Nonqualified Deferred Compensation Plan. No NEO participated under the legacy Nonqualified Deferred Compensation Plan as of December 31, 2016 with the exception of retired executive Gerald Shencavitz who terminated from the Company in November 2017.
G	Life Insurance Proceeds/Disability Benefits. Amounts represent benefits payable by a third-party insurer (UNUM) to the designated executives or their beneficiaries under our life and disability programs. These life and disability insurance programs were generally available to all of our employees. The disability amount quoted represents a 12 month, paid benefit with a cap of $15,000 per month. Total benefits due would be dependent upon the severity, the length of a disability, and insurance policy interpretation.
H	Other Perquisites. Not applicable to the Company.

1.	Under certain termination circumstances leading up to or following a Change of Control, Mr. Simard may be eligible for two times salary and COBRA eligible benefits for twenty-four months.

In the event of a termination of employment due death or long term disability, Mr. Simard (or his estate) would be eligible for a pro-rata share of an award from the 2014-2016, 2015-2017, and 2016-2018 Long Term Incentive Plans. However, payments would be calculated at the end of the performance periods and due on the same schedule as with other participants. Performance shares are calculated at Target under the Change of Control illustration. Mr. Simard would not have meet retirement eligibility due to his age as of December 31, 2016.

Any payments due the executive in a Change in Control would be reduced to the extent necessary to ensure that no portion of such payment would be non-deductible to the Company under Code Section 280G or subject to excise tax imposed by Code Section 4999.

2.	Under certain termination circumstances leading up to or following a Change of Control, Ms. Iannelli may be eligible for two times salary and COBRA eligible benefits for eighteen months.

In the event of a termination of employment due to death or long term disability, Ms. Iannelli (or her estate) would be eligible for a pro-rata share of an award from the 2014-2016, 2015-2017, and 2016-2018 Long Term Incentive Plans representing her service during those years. However, payments would be calculated at the end of the performance periods and due on the same schedule as with other participants. Performance shares are calculated at Target under the Change of Control illustration. Ms. Iannelli would not have meet retirement eligibility due to her age as of December 31, 2016.

Any payments due the executive in a Change in Control would be reduced to the extent necessary to ensure that no portion of such payment would be non-deductible to the Company under Code Section 280G or subject to excise tax imposed by Code Section 4999.

3.	Under certain termination circumstances leading up to or following a Change of Control, Mr. Maltz may be eligible for 24 months of salary and COBRA eligible benefits for twelve months.

In the event of a termination of employment due to death or long term disability Mr. Maltz (or his estate) would be eligible for a pro-rata share of an award from the 2014-2016, 2015-2017, 2016-2018 Long Term Incentive Plans. However, payments would be calculated at the end of the performance periods and due on the same schedule as with other participants. Performance shares are calculated at Target under the Change of Control illustration. Mr. Maltz would not have meet retirement eligibility due to his age as of December 31, 2016.

Any payments due the executive in a Change in Control would be reduced to the extent necessary to ensure that no portion of such payment would be non-deductible to the Company under Code Section 280G or subject to excise tax imposed by Code Section 4999.

4.	Under certain termination circumstances leading up to or following a Change of Control, Mr. Leackfeldt may be eligible for 12 months of salary and COBRA eligible benefits.

In the event of a termination of employment due to death or long term disability Mr. Leackfeldt (or his estate) would be eligible for a pro-rata share of an award from the 2014-2016, 2015-2017, 2016-2018 Long Term Incentive Plans. However, payments would be calculated at the end of the performance periods and due on the same schedule as with other participants. Performance shares are calculated at Target under the Change of Control illustration. Mr. Leackfeldt would not have met retirement eligibility due to his age as of December 31, 2016.

Any payments due the executive in a Change in Control would be reduced to the extent necessary to ensure that no portion of such payment will be non-deductible to the Company under Code Section 280G or subject to excise tax imposed by Code Section 4999.

5.	Under certain termination circumstances leading up to or following a Change of Control, Mr. Dalton may eligible for 12 months of salary and COBRA eligible benefits.

In the event of a termination of employment due to death or long term disability, Mr. Dalton (or his estate) would be eligible for a pro-rata share of an award from the 2014-2016, 2015-2017, 2016-2018 Long Term Incentive Plans. However, payments would be calculated at the end of the performance periods and due on the same schedule as with other participants. Performance shares are calculated at Target under the Change of Control illustration. Mr. Simard would not meet retirement eligibility due to his age as of December 31, 2016.

Any payments due the executive in a Change in Control would be reduced to the extent necessary to ensure that no portion of such payment will be non-deductible to the Company under Code Section 280G or subject to excise tax imposed by Code Section 4999.

6.	At the time of his retirement, Mr. Shencavitz was eligible for a pro-rata share of an award from the 2014-2016, 2015-2017, and 2016-2018 Long Term Incentive Plans. Payments were calculated at the end of the performance period and paid on the same schedule as with other participants. He was also eligible to exercise vest stock options. He became full eligible for his non-qualified deferred compensation plan, reduced for early retirement, in November of 2016. The hypothetical event of December 31, 2016 would not have resulted in any additional payment to Mr. Shencavitz than the payments disclosed.

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COMPENSATION OF DIRECTORS

Independent Directors of the Company, BHBT and BHTS were paid by a combination of fees for meetings attended supplemented by quarterly stipends. A fee of $500 was paid to Board members for each meeting of the Company and its subsidiary company boards attended and most committee meetings attended. Members of the Board received $500 when the Company and the BHBT held joint meetings. The Chairperson is compensated at one-half of the meeting fee for attendance at committee meetings of which they were not a voting member. The fee paid for attendance at the Company’s Annual Meeting was $500 per member. Audit Committee members received $600 for each Audit Committee meeting they attended. In addition, the Board Chairperson received a quarterly stipend of $4,500, and the Chairpersons of the Audit, Governance, Board Risk, Trust, and Compensation Committees each received a $3,000, $2,500 and $2,500, respectively.

	Quarterly Stipend (Annualized)		November, 2016 Stock Grant	Meeting Fees
Chairman of the Board	$ ($	4,500 18,000)	Shares up to a market value of $15,000	$500 for Board, Executive, Governance, and Compensation $300 for Audit $250 for Trust and Board Risk Committee
Vice Chairman of the Board[1]	$ ($	3,000 12,000)	Shares up to a market value of $15,000
Audit Chair	$ ($	3,000 12,000)	Shares up to a market value of $15,000
Governance Chair	$ ($	2,500 10,000)	Shares up to a market value of $15,000
Board Risk Chair	$ $	2,500 10,000	Shares up to a market Value of $15,000
Compensation Chair	$ ($	2,500 10,000)	Shares up to a market value of $15,000
All other Directors	$ ($	2,000 8,000)	Shares up to a market value of $15,000
Audit Committee Attendance				$600 (no change)
All other meetings and Annual Meeting				$500 (no change)

[1]	The Vice Chair position has intentionally been left vacant since the retirement of Thomas Colwell in May, 2016.

We review a comparative summary of director compensation annually prepared by Pearl Meyer. Pearl Meyer recommended that the Board consider including equity compensation as part of its compensation mix on an ongoing basis. In November 2016, each independent director was awarded 346 restricted shares of our common stock under the 2015 Equity Plan. This grant was made in lieu of an increase in the cash portion of their fees and as part of an overall market adjustment in director compensation. These restricted share certificates are fully vested, but may not be sold, transferred or gifted by any director until three months after such director leaves the service of the Board.

2016 Director Compensation

The following table details the total compensation paid to directors from the Company, BHBT and BHTS during the 2016 fiscal year. Directors receive no additional compensation or perquisites for their service than that set forth in the table below.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Restricted Stock Awards[1] ($) (c)	Total ($) (h)
Peter Dodge[2]	15,600	-0-	15,600
Daina H. Belair[3]	24,500	14,975	39,475
Thomas A. Colwell[2]	10,000	-0-	10,000
Matthew L. Caras	25,400	14,975	40,375
David M. Colter	14,167	14,975	29,142
Martha T. Dudman	27,200	14,975	42,175
Lauri E. Fernald	22,242	14,975	37,217
Clyde S. Lewis	25,742	14,975	40,717
Constance C. Shea	24,291	14,975	39,266
Curtis C. Simard	—	—	—
Kenneth E. Smith[4]	24,500	14,975	39,475
Scott C. Toothaker	28,400	14,975	43,875
David B. Woodside	34,009	14,975	48,984

Totals	276,051	149,749	425,800

[1]	Represents the value of 346 restricted shares granted in November 2016 to each independent director as part of their compensation calculated at the closing price on the day of the grant.
[2]	Messrs. Colwell and Dodge retired from the Board of Directors in May 2016 due to age restrictions in the Company’s Bylaws.
[3]	Formerly Daina H. Hill.
[4]	Director Kenneth E. Smith deferred a portion of his compensation under a Non-Qualified Deferred Compensation arrangement. This deferred arrangement is funded entirely by the director and the funds are invested and remain in the name of the Company until the director withdraws them upon his resignation, retirement, or termination from Board membership. Director Smith assumes the investment risk on these funds and holds the status of an unsecured creditor of the Company for the payment of these deferred fees at a future date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED STOCKHOLDER MATTERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 10, 2017 by: (i) each person or entity known by us to own beneficially more than 5% of the outstanding common stock calculated on the outstanding shares on March 10, 2017; (ii) each current director and nominee for election to the Board; (iii) our NEOs; and (iv) all executive officers and directors as a group. We had 15,384,660 shares of common stock outstanding as of March 10, 2017.

The information provided is based on our records and on information furnished by the persons listed. We are not aware of any arrangement that could at a subsequent date result in a change in control of the Company. All beneficial ownership presented below is adjusted for the 3 for 2 stock split to shareholders of record on March 7, 2017.

Name of Beneficial Owners	Title of Class	Amount of Beneficial Ownership[1]	Footnotes	Percent of Class
5% or more beneficial owners
NONE
Directors/Nominees:
Daina H. Belair	Common	1,659	[10]	*
Matthew L. Caras	Common	7,541	[10]	*
Leonard R. Cashman (Nominee)	Common	29,686	[2,10]	*
David M. Colter	Common	866	[3,10]	*
Steven H. Dimick	Common	4,359	[10]	*
Martha T. Dudman	Common	10,973	[10]	*
Stephen W. Ensign	Common	118,011	[10]	*
Lauri E. Fernald	Common	7,377	[10]	*
Clyde H. Lewis	Common	20,165	[4,10,11]	*
Constance C. Shea	Common	8,311	[5,10,12]	*
Curtis C. Simard (Director and NEO)	Common	17,438	[10,13]	*
Kenneth E. Smith	Common	9,693	[6,10]	*
Stephen R. Theroux	Common	93,945	[7,10]	*
Scott G. Toothaker	Common	8,007	[8,10]	*
David B. Woodside	Common	8,304	[9,10]	*
NEOs:
Josephine Iannelli	Common	219	[13]	*
Richard Maltz	Common	3,018	[13]	*
Stephen M. Leackfeldt	Common	10,340	[13]	*
Gregory W. Dalton	Common	14,630	[13]	*
Gerald Shencavitz	Common	33,258	[13]	*
Total Ownership of all directors, NEOs, executive officers, and specified Trust shares of the Company as a group 21 persons		490,627	[14]	3.19%

1.	The number of shares beneficially owned by the persons set forth above is determined under the rules of Section 13 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, an individual is considered to beneficially own any shares of common stock if he or she directly or indirectly has or shares, (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of shares. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares. All individual holdings amounting to less than 1% of issued and outstanding common stock are marked with an (*).

2.	Includes 5,542 shares over which voting and dispositive powers are shared jointly with Mr. Cashman’s spouse. This number does not include 2,803 shares owned by Mr. Cashman’s spouse over which he does not have voting or dispositive powers.
3.	Includes 30 shares owned by Mr. Colter’s children registered in a custodial account.
4.	Includes 15,874 shares over which voting and dispositive powers are shared jointly with Mr. Lewis’ spouse.
5.	Includes 5,928 shares over which voting and dispositive powers are shared jointly with Mrs. Shea’s spouse.
6.	Includes 3,381 shares over which voting and dispositive powers are shared jointly with Mr. Smith’s spouse.
7.	Includes 59,764 shares over which voting and dispositive powers are shared jointly with Mr. Theroux’s spouse. This number does not include 7,744 shares owned by Mr. Theroux’s spouse over which he does not have voting or dispositive powers.
8.	Includes 4,500 shares over which voting and dispositive powers are shared with Mr. Toothaker’s spouse.
9.	Includes 2,142 shares over which voting and dispositive powers are shared jointly with Mr. Woodside’s spouse. This number does not include 1,500 shares owned by Mr. Woodside’s spouse over which he does not have voting or dispositive powers.
10.	Ownership figures for directors include 500 director-qualifying shares owned by each director indicated.
11.	Director Lewis will not stand for re-election under age restrictions in our Bylaws.
12.	Director Shea will not stand for re-election under age restrictions in our Bylaws.
13.	The table below include shares the NEOs own directly, (b) shares over which NEOs have voting power of fully vested shares under the Company’s 401(k) Plan, (c) stock options for common stock granted pursuant to the Company’s equity incentive plan which are exercisable within 60 days of the Record Date, and (d) time-vested and performance scheduled to be issued to the executives within 60 days of the March 22, 2017 record date under the 2015-2017 Long-term incentive plan. These ownership positions are set forth in the table below:

Name	Direct (a)	401(k) Plan (b)	Exercisable Options (c)	Long Term Incentive Equity[13] (d)
Curtis C. Simard	14,866	535	—	2,037
Josephine Iannelli	0	—	—	219	[15]
Richard Maltz	1,938	—	—	1,080
Stephen M. Leackfeldt	9,499	—	—	865
Gregory W. Dalton	4,947	8,888	—	795
Gerald Shencavitz	18,507	11,853	—	2,898

14.	Total beneficial ownership includes 69,300 (0.45%) shares of common stock held by two trusts, which, for of voting, are allocated equally among the directors present at the Annual Meeting under the terms of the respective trust instruments. No director has any other beneficial interest in these shares. These trusts are denominated for purposes of this proxy statement as the “Parker Trust “and the “The Fred & Hattie Lynam Private Foundation formerly known as the Lynam Trust.

The Parker Trust was established in 1955 in perpetuity. BHTS, the Company’s second tier non-depository trust Services Company located in Ellsworth, Maine, is the sole Trustee, with full powers, of this trust benefiting the Mt. Heights Cemetery in Southwest Harbor, Maine.

The Fred & Hattie Lynam Private Foundation, formerly known as the Lynam Trust, was established in 1942 in perpetuity to benefit Mount Desert Island charities and later expanded to provide scholarships to graduates of Mount Desert Island High School. BHTS is the sole Trustee, with full powers, and administers the trust with the assistance of an established Grant and Scholarship Committee made up of members of the Board and community representatives.

15.	Ms. Iannelli was appointed to her position with the Company effective October 23, 2016. Her April 2017 equity issue detailed above has been pro-rated based on her time of service under the 2015-2017 Long Term Incentive Plan will be issued within 60 days of the March 22, 2017 record date.

COMPLIANCE WITH SECTION 16(a) OF THE SECURTIES AND EXCHANGE ACT

Section 16(a) of the Exchange Act requires the Company’s officers, directors, and persons who own more than 10% of a registered class of the Company’s equity securities (collectively “Section 16 Persons”) to file initial reports of ownership and reports of changes of ownership with the SEC and the NYSE MKT. Section 16 Persons are required by the Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of such reports provided to us and written representations, all reports were filed timely as required except for:

On September 19, 2016, a late Form 4 was filed to report an exercise and sale of 1,000 shares by Gregory W. Dalton completed on September 9, 2016.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR

INDEPENDENCE

Transactions with Management and Others

We administer related party transactions (if any) under our Related Party Transaction Policy, which addresses compliance to NYSE MKT Rule 120 and Item 404(a) of Regulation S-K. This policy provides for Audit Committee oversight of related party transactions that exceed a de minimis lifetime income statement impact of $25,000 (except for loan transactions, which for the Company and its subsidiaries are administered pursuant to Federal Regulation O (“Reg. O”), as described more fully below). Any transactions that qualify under this policy are reviewed by the Audit Committee (or another acceptable Board Committee, or the full Board) for pre-approval. Other than the Somesville Lease described below, and loans offered in the ordinary course of business and approved by the BHBT Board, we had no related party transactions. The Related Party Transaction Policy is approved annually by the Board and administered by management of BHBT.

We have entered into a long-term lease for our BHBT branch located in Somesville, Maine, effective February 1, 2006 (“the Somesville Lease”). The Somesville Lease has interim renewals of five years and the present term runs through 2026. During each subsequent lease year the base rent is increased using a formula tied to certain changes in the consumer price index. During 2016 the lease payments totaled $84,668. There were no amounts outstanding for this lease as of December 31, 2016. In addition to base rent, BHBT is responsible to pay as “additional rent” certain defined real estate taxes as well as certain operating expenses, and other costs, charges, and expenses associated with the premises. The “Landlord” under the Somesville Lease is A.C. Fernald Sons Inc., a Maine corporation. Mr. Robert B. Fernald of Mount Desert, Maine, is a shareholder, director, and officer of A. C. Fernald Sons Inc. and is the father of Company director Lauri E. Fernald. Lauri E. Fernald does not own any stock or hold any corporate office or other position with A.C. Fernald Sons Inc. and has no direct or indirect interest in the Somesville Lease other than her familial relationship with Mr. Robert B. Fernald.

Except as set forth above and with regard to “Indebtedness of Management” described below, none of the director-nominees or NEOs of the Company or of any of its subsidiaries engaged during 2016 in any transaction with the Company or any of its subsidiaries, in which the amount involved exceeded $120,000.

Indebtedness of Management

BHBT offers to its directors, officers, principal shareholders and employees, and to businesses owned and/or controlled by those persons (collectively “insiders”), commercial and consumer loans in the ordinary course of its business.

All loans made by the Company and its subsidiaries to insiders are regulated by the Company’s federal and state regulators under Reg. O. Reg. O sets forth various practices and reporting requirements for loans to insiders. In addition, the Sarbanes-Oxley Act of 2002 permits banks and bank holding companies to extend credit to their directors and officers provided that such extensions of credit are (a) made or provided in the ordinary course of the consumer credit business of such issuer; (b) of a type that is generally made available to such issuer to the public; and (c) made by such issuer on market terms, or terms that are no more favorable than those offered by the issuer to the public. Further, NYSE MKT rules provide that related party transactions must be subject to appropriate review and oversight by the Company’s Audit Committee or a comparable body of the Board.

As of December 31, 2016, the outstanding loans by BHBT to our director-nominees and NEOs amount to an aggregate of approximately $10,434,455 with a maximum availability limit of $13,752,215. Separately, in January 2017, we assumed $432,273 in loans to former LSBG directors, including Mr. Dimick, Mr. Theroux, Mr. Ensign and Mr. Cashman, who are up for election to the Board at the 2017 Annual Meeting. All such loans are offered under the same terms and conditions available for comparable loans to persons not related to BHBT, including but not limited to interest rates repayment terms, and the required collateral. The terms and conditions of all loans, including those to insiders, and the process by which they are approved, is fully documented in BHBT’s written Loan Policy. The Loan Policy is approved annually by the Board and administered by management of BHBT. Loans to insiders may not contain a higher level of risk, nor be offered with terms and conditions more favorable, than loans to non-insiders with equivalent financial profiles (except for the favorable pricing programs previously described). We believe that all extensions of credit to our insiders and executive officers satisfy the foregoing conditions. No extensions of credit to our insiders have involved more than normal risk of collectability or present other unfavorable features.

Director Independence disclosures may be found under the Corporate Government on page 15.

OTHER MATTERS

Code of Ethics

The Board has adopted a Code of Ethics that applies to all employees, officers, and directors. The Code of Ethics covers compliance with law; fair and honest dealings with the Company, with competitors, and with others; fair and honest disclosure to the public; and procedures for compliance with the Code of Ethics. Shareholders can review the Code of Ethics on the website located at www.bhbt.com under the Shareholder Relations/Codes & Charters tabs.

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of our Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions, by posting such information on our website at the internet address set forth above. The Board of Directors amended our Code of Ethics on December 20, 2016 to make certain administrative and non-substantive changes. No waivers of any provisions of our Code of Ethics were granted in 2016.

Financial Statements

ENCLOSED WITH THIS PROXY MAILING TO SHAREHOLDERS IS A COPY OF THE COMPANY’S 2016 SUMMARY ANNUAL REPORT AND A COPY OF THE ANNUAL REPORT TO THE SEC ON FORM 10-K. THE FORM 10-K INCLUDES CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES FOR THE LAST FISCAL YEAR IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. UPON WRITTEN REQUEST, SHAREHOLDERS MAY ALSO OBTAIN THE MOST RECENT ANNUAL DISCLOSURE STATEMENT THAT CONTAINS FINANCIAL INFORMATION COVERING THE LAST TWO YEARS.

Any request for a copy of the Annual Disclosure Statement must contain a representation that the person making the request was a beneficial owner of Common Stock on March 22, 2017, which is the Record Date for this proxy solicitation. Requests should be addressed to: Marsha C. Sawyer, Clerk, Bar Harbor Bankshares, 82 Main Street, Bar Harbor, ME 04609.

Nominations by Shareholders and Other Shareholder Proposals

Our Bylaws provide that we will consider nominees for election to the Board recommended by shareholders if made in the same manner provided for under our Bylaws with regard to typical shareholder proposals. These procedures require in part, that to be timely, a shareholder’s notice shall be delivered to the Clerk at our principal executive offices no later than the close of business of the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the preceding year’s Annual

Meeting. Such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected): (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made, and the names and addresses of other shareholders known by the shareholder proposing such business to support such proposal, and the class and number of shares of our capital stock beneficially owned by such other shareholders; and (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on our books, and of such beneficial owner, and (ii) the class and number of shares of our common stock, which are owned beneficially and of record by such shareholder and such beneficial owner. Shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for inclusion in our proxy statement and form of proxy for the 2018 Annual Meeting of Shareholders must be received by us no later than December 19, 2017. Any such proposal must also comply with the requirement as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy.

Proposals should be addressed to Marsha C. Sawyer, Clerk, Bar Harbor Bankshares, 82 Main Street, Bar Harbor, ME 04609. If the Governance Committee determines that any shareholder proposal (including a nomination for election of a director) was not made in a timely fashion or that information provided in the notice does not fulfill the information requirements set forth above in any material respects, such proposal shall not be presented for action at the Annual Meeting for which it is proposed. If a shareholder should propose a candidate, the Governance Committee would evaluate that candidate on the basis of the criteria noted above.

Communication with Board of Directors

Our shareholders and other interested persons who want to communicate with the Board, any individual director, the non-management directors as a group or any other group of directors, can write to:

Chairman of the Board

Bar Harbor Bankshares

82 Main Street

Bar Harbor, ME 04609

Written communications addressed to the Board received by us from shareholders will be shared with the full Board no later than the next regularly scheduled Board meeting.

Other Business

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this proxy statement. If any other business, matter, or proposal shall properly come before the Annual Meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the Board.

By Order of the Board of Directors

/s/ Marsha C. Sawyer

Marsha C. Sawyer, Corporate Clerk

APPENDIX A

REPORT OF THE AUDIT COMMITTEE

To the Board of Directors of Bar Harbor Bankshares:

In accordance with the Audit Committee Charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management is responsible for preparing the financial statements and for designing and implementing the reporting process, including the system of internal controls, and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles. The independent registered public accounting firm is responsible for expressing opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, together and separately, the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for 2016.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by professional standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from the Company and its management, including the matters in the written disclosures and letter which were received by the Audit Committee from the independent registered public accounting firm as required by applicable requirements of the Public Company Accounting Oversight Board ( “PCAOB” ) regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence and concluded that the auditors are independent.

The Audit Committee reviewed and discussed with the independent registered public accounting firm any other matters required to be discussed by PCAOB Auditing Standards No 16, Communications with Audit Committees, including without limitation, the auditors’ evaluation of the quality of the Company’s financial reporting, information relating to significant unusual transactions and the business rationale for such transactions, and evaluation of the Company’s ability to continue as a going concern.

During 2016, the Audit Committee performed all its duties and responsibilities under the Audit Committee Charter. In addition, based on the reports and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements of the Company for 2016 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

Each of the members of the Audit Committee is independent as defined under the listing standards of NYSE MKT as of December 31, 2016.

The Board of Directors has determined that the Company has at least one “audit committee financial expert” serving on its Audit Committee. Mr. Scott G. Toothaker, CPA, meets the criteria for an “audit committee financial expert” and is “independent” within the meaning of the rules adopted by the NYSE MKT pursuant to the Sarbanes-Oxley Act of 2002.

Respectfully submitted by the members of the Audit Committee of the Board:

Scott G. Toothaker, Chair	Matthew L. Caras
David M. Colter	Stephen W. Ensign

PROXY BAR HARBOR BANKSHARES PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 16, 2017 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED The undersigned hereby constitutes and appoints Martha T. Dudman, David B. Woodside, and Kenneth E. Smith and each of them, as proxies with full power of substitution, to represent and vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Annual Meeting”) of Bar Harbor Bankshares (the “Company”) in such manner as they, or any of them, may determine on any matters which may properly come before the Annual Meeting or any adjournments thereof and to vote on the matters set forth on the reverse side as directed by the undersigned. The Annual Meeting will be held at The Bar Harbor Club, West Street, Bar Harbor, ME 04609 on Tuesday, May 16, 2017 at 11:00 AM EDT and at any and all adjournments thereof. The undersigned hereby revokes any proxies previously given. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSALS 2 AND 4, AND “1 YEAR” FOR PROPOSAL 3. (Continued and to be marked, dated and signed, on the other side) t FOLD AND DETACH HERE AND READ THE REVERSE SIDE t Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held May 16, 2017. The Annual Report, Form 10-K Report, and Proxy Statement are available at: http://www.viewproxy.com/BarHarborBankshares/2017

Please mark votes as in this example☒ THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSALS 2 AND 4, AND “1 YEAR” FOR PROPOSAL 3. Proposal I – To elect thirteen (13) persons to serve as Directors for a term of one year: 1. Daina H. Belair 2. Matthew L. Caras 3. Leonard R. Cashman 4. David M. Colter 5. Steven H. Dimick 6. Martha T. Dudman 7. Stephen W. Ensign 8. Lauri E. Fernald 9. Curtis C. Simard 10. Kenneth E. Smith 11. Stephen R. Theroux 12. Scott G. Toothaker 13. David B. Woodside FOR all nominees WITHHOLD AUTHORITY for all nominees FOR ALL EXCEPT INSTRUCTION: To withhold authority to vote for any individual nominee, strike-out the name of that nominee by putting a line through that nominee’s name in the above list. DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data) Proposal II – To approve a non-binding, advisory resolution on the compensation of the Named Executive Officers of the Company (“Say on Pay”). o?FOR?o?AGAINST?o?ABSTAIN Proposal III – Vote upon a non-binding, advisory resolution on the desired frequency of the Say on Pay advisory vote. o?1 YEAR?o?2 YEARS? o?3 YEARS?o?ABSTAIN Proposal IV – To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017. o?FOR?o?AGAINST?o?ABSTAIN Note: To transact such other business as may properly come before the meeting or any adjournment thereof. WILL ATTEND THE MEETING Date , 2017 Signature Signature (Joint Owners) Note: Please sign exactly as your name or names appear on this card. Joint owners should each sign personally. If signing as a fiduciary or attorney, please give your exact title. CONTROL NUMBER PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. As a shareholder of Bar Harbor Bankshares, you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 15, 2017. CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or Telephone INTERNET Vote Your Proxy on the Internet: Go to www.aalvote.com/BHB Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote Your Proxy by Phone: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.